Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

AOL INC.,

CARMEL MERGER CORPORATION,

ADAP.TV, INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

Dated as of August 5, 2013

i

(Continued)

(Continued)

(Continued)

		Page

Section 10.16	Counterparts	87
Section 10.17	Facsimile or .pdf Signature	87
Section 10.18	Time of Essence	87
Section 10.19	No Presumption Against Drafting Party	87

Exhibit A	Form of Stockholders Written Consent
Exhibit B	Form of Preferred Stockholders Written Consent
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of International Asset Purchase Agreement
Exhibit E	Form of International Stock Purchase Agreement

Annex I	Sample Non-Cash Net Working Capital Calculation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 5, 2013 (this “Agreement”), is by and among AOL Inc., a Delaware corporation (the “Parent”), Carmel Merger Corporation, a Delaware corporation and a wholly owned subsidiary of the Parent (“Merger Sub”), Adap.tv, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the initial Securityholder Representative hereunder.

RECITALS

WHEREAS, the Board of Directors of the Company has (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) and the other transactions contemplated hereby would be advisable and fair to, and in the best interests of, the holders of the Company’s Common Stock (the “Stockholders”) and the holders of the Company’s Preferred Stock (the “Preferred Stockholders,” and together with the Stockholders, the “Holders”), (ii) approved and declared advisable the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the General Corporation Law of the State of Delaware (“Delaware Law”) and the California Corporation Code (“California Law”) and (iii) resolved to recommend that the Holders approve and adopt this Agreement and approve each of the transactions contemplated hereby, including the Merger;

WHEREAS, immediately prior to the consummation of the Merger, the Parent and the Company shall, or each shall cause their respective Subsidiaries to, execute and deliver the Ancillary Acquisition Agreements and consummate the transactions contemplated therein, pursuant to which the Parent or one of its Subsidiaries will acquire the outstanding equity interests in the non-U.S. Subsidiaries of the Company (the “International Transferred Shares”) and will acquire the non-U.S. Intellectual Property of the Company (the “International Transferred Assets”), all in accordance with the terms set forth in the Ancillary Acquisition Agreements; and

WHEREAS, promptly following the execution and delivery of this Agreement, the Company will deliver to the Parent and Merger Sub written consents of certain Stockholders, in substantially the form attached hereto as Exhibit A (the “Stockholder Written Consent”) and the Company will deliver to the Parent and Merger Sub written consents of certain Preferred Stockholders, in substantially the form attached hereto as Exhibit B (the “Preferred Stockholder Written Consent,” and together with the Stockholder Written Consent, the “Written Consents”), which shall together be sufficient to approve and adopt this Agreement and approve each of the transactions contemplated hereby, including the Merger, in accordance with the Constituent Documents, Delaware Law and California Law.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any action, suit, formal inquiry, proceeding, audit, investigation, reissue, reexamination, interference, opposition, cancellation or Internet domain name dispute resolution by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Vested Option Exercise Price” means the aggregate cash exercise price payable upon the exercise in full of (i) all Vested Options outstanding as of immediately prior to the Effective Time (for clarity excluding the Vested UK Options), (ii) the Vested UK Options, and (iii) the Warrant.

“Ancillary Acquisition Agreements” means the International Asset Purchase Agreement and the International Stock Purchase Agreement.

“Ancillary Acquisition Taxes” mean items described in clauses (i) through (iii) of the definition of “Taxes” that directly arise from or as a result of the transactions contemplated by the Ancillary Acquisition Agreements.

“Ancillary Agreements” means the Escrow Agreement, the Stockholder Written Consents, the Preferred Stockholder Written Consents, the Disclosure Schedules, the Employment Documents, the Ancillary Acquisition Agreements and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement.

“Average Parent Stock Price” means the VWAP price per share of the Parent Common Stock for the period of 10 consecutive trading days ending on the second full trading day prior to the Effective Time; provided, however any trading days prior to or including August 9, 2013 shall not be included for purposes of calculating Average Parent Stock Price.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York or the City of San Francisco.

“Cash” means, as at a specified date, the aggregate amount of all cash, cash equivalents, restricted cash and investments of the Company and its Subsidiaries required to be reflected as such on a consolidated balance sheet of the Company and its Subsidiaries as of such date prepared in accordance with GAAP.

“CIA Agreement” means the Confidentiality and Invention Assignment Agreement of the Parent.

“Closing Cash Merger Consideration” means (i) the Enterprise Value, plus (ii) the Estimated Cash, plus (iii) the Working Capital Overage, if any, plus (iv) the Aggregate Vested Option Exercise Price, minus (v) the Estimated Indebtedness, minus (vi) the Working Capital Underage, if any, minus (vii) the Escrow Amount, minus (viii) the Estimated Transaction Expenses, minus (ix) the Expense Fund.

“Closing Merger Consideration” means the Aggregate Share Consideration, Aggregate Option Consideration and Warrant Consideration.

“Closing Per Common Share Stock Merger Consideration” means a number of shares of Parent Common Stock equal to (i) the Closing Stock Merger Consideration divided by (ii) the Fully Diluted Share Number.

“Closing Per Share Option Spread” means the excess, if any, of the sum of (i) the Gross Per Common Share Cash Merger Consideration and (ii) the Closing Per Common Share Stock Merger Consideration (valuing such shares of Parent Common Stock using the Average Parent Stock Price) over the applicable exercise price per Share of Common Stock of such Unvested Option.

“Closing Per Share Restricted Stock Amount” means the sum of (i) the Gross Per Common Share Cash Merger Consideration and (ii) the Closing Per Common Share Stock Merger Consideration (valuing such shares of Parent Common Stock using the Average Stock Price).

“Closing Stock Merger Consideration” means a number of shares of Parent Common Stock equal to (i) $100,000,000 divided by (ii) the Average Parent Stock Price.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.001, of the Company.

“Company Holder Approval” means the delivery of Written Consents sufficient to approve and adopt this Agreement and approve each of the transactions contemplated hereby, including the Merger, by (i) the Holders of a majority of the outstanding Shares of Common Stock, voting as a single class, and (ii) the Holders of a majority of the outstanding Shares of Preferred Stock, voting together as a single class.

“Constituent Documents” means the Company’s Restated Certificated of Incorporation, dated as of March 14, 2011, as amended by the Certificate of Amendment of Restated Certificate of Incorporation, dated as of April 24, 2013 (the “Charter”) and the Company’s (fka “Flixtrix, Inc.”) Bylaws, dated as of August 17, 2007.

“Contract” means any legally binding contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“delivered” or “made available” means, with respect to any statement in Article II of this Agreement to the effect that any such information, document or other material has been “delivered” to Parent or its Representatives, that such information, document or material was (i) available for review by Parent or its Representatives in the virtual data room set up by Intralinks in connection with this Agreement or (ii) delivered to Parent or its Representatives in the manner described in Section 10.5 of this Agreement.

“Effective Time Shares” means, with respect to a holder of Registrable Shares, the aggregate number of Registrable Shares beneficially owned by such holder as of the Effective Time, as adjusted from time to time in order to give effect to any share split, recapitalization or reclassification in respect of such Registrable Shares that has occurred after the Effective Time.

“Employment Documents” means with respect to each Key Employee, an Offer Letter, a Non-Compete Agreement and a CIA Agreement by and between each such Key Employee and the Parent, to be effective upon the consummation of the Merger.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, license on Intellectual Property (except for non-exclusive licenses to Intellectual Property licensed in the ordinary course of business), commitment to grant licenses under fair, reasonable and non-discriminatory terms (or similar terms) pursuant to membership in or association with a standard setting organization, option, pledge, security interest, easement, encroachment, right of first refusal of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enterprise Value” means $305,000,000.

“Escrow Agent” means JPMorgan Chase Bank, N.A., or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Parent, the Securityholder Representative and the Escrow Agent, substantially in the form of Exhibit C.

“Escrow Amount” means an amount equal to (i) $30,500,000 plus (ii) 10% of the Incremental Amount.

“Escrow Fund” means the Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“Expense Fund” means a dollar amount equal to $500,000.

“Fraud” shall mean fraud under Delaware law (including the requisite elements of (i) false representation, usually one of fact, (ii) knowledge or belief that the representation was false, (iii) intention to induce the claimant to act or refrain from acting, (iv) the claimant’s action or inaction was taken in justifiable reliance upon the representation, and (v) the claimant was damaged by such reliance).

“Fully Diluted Share Number” means (i) the aggregate number of Shares (other than Cancelled Shares and, with respect to the Preferred Stock, on an as-converted basis) outstanding as of immediately prior to the Effective Time, plus (ii) the aggregate number of Shares issuable upon the exercise in full of all In-the-Money Options that are Vested Options outstanding as of immediately prior to the Effective Time, plus (iii) the aggregate number of Shares issuable upon the exercise in full of the Warrant.

“Funded Indebtedness” means, as at a specified date, (i) any amounts due under the Loan and Security Agreement, as amended, dated as January 5, 2011, by and between the Company and Silicon Valley Bank; (ii) all other indebtedness for borrowed money of the Company and its Subsidiaries, and all obligations evidenced by notes, bonds, debentures or other similar interests; (iii) all liabilities and amounts owed by the Company or any of its Subsidiaries in respect of the acceleration, termination, cancellation or prepayment of indebtedness for borrowed money; and (iv) any accrued and unpaid interest on the foregoing items.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Gross Cash Merger Consideration” means (i) the Closing Cash Merger Consideration plus (ii) the Escrow Amount plus (iii) the amount of funds deposited in the Expense Fund.

“Gross Per Common Share Cash Merger Consideration” means (i) the Gross Cash Merger Consideration divided by (ii) the Fully Diluted Share Number.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“In-the-Money Option” means an Option having a per share Common Stock exercise price less than (i) the Gross Per Common Share Cash Merger Consideration plus (ii) the Closing Per Common Share Stock Merger Consideration (valuing such shares of Parent Common Stock using the Average Parent Stock Price).

“Incremental Amount” means an amount (expressed as a positive or negative number) equal to the sum of (i) an amount equal to (a) the Estimated Cash, plus (b) the Working Capital Overage, if any, minus (c) the Estimated Indebtedness, minus (d) the Working Capital Underage, if any, minus (e) the Estimated Transaction Expenses, and (ii) an amount equal to the product obtained by multiplying (a) the aggregate number of shares of Common Stock subject to In-the-Money Options that are Vested Options as of the Effective Time and the Warrant by (b) the value of the Closing Per Common Share Stock Merger Consideration (valuing shares of Parent Common Stock using the Average Parent Stock Price).

“Indebtedness” means, as at a specified date, the aggregate amount of all outstanding (i) Funded Indebtedness and (ii) Other Indebtedness.

“Intellectual Property” means all United States and foreign intellectual property, including (i) trademarks, service marks, trade names, URLs, social media user names, Internet domain names, slogans, logos, trade dresses and other source indicators, and all applications and registrations for all of the foregoing, including all extensions, modifications and renewals thereof, together with all goodwill related to the foregoing; (ii) works of authorship, copyrights and copyrightable works (including Products and advertising and promotional material), including all translations, adaptations, derivations, and combinations thereof and all registrations and applications for all of the foregoing, including all renewals, extensions, restorations and reversions thereof; (iii) patents, discoveries, inventions and technology, including divisions, continuations, continuations-in-part, renewals, extensions and reissues thereof and all applications for each of the foregoing; (iv) trade secrets, know how, processes, formulae, techniques, technical data, designs, drawings, specifications, customer and supplier lists, databases, pricing and cost information, business and marketing plans and proposals and other proprietary and confidential information; (v) all recordings, disclosures, foreign counterparts, and other legal protections and rights related to the items described in any of clauses (i) through (iv); (vi) all other proprietary rights; and (vii) all copies and tangible embodiments of any of the foregoing, in each instance in whatever form or medium.

“International Asset Purchase Agreement” means the International Asset Purchase Agreement, dated as of the Closing Date, between the parties set forth therein and in substantially the form attached hereto as Exhibit D.

“International Stock Purchase Agreement” means the International Stock Purchase Agreement, dated as of the Closing Date, between the parties set forth therein and in substantially the form attached hereto as Exhibit E.

“Key Employees” means the employees, officers and directors of the Company or its Subsidiaries listed on Schedule 1(a) of the Disclosure Schedules.

“knowledge,” with respect to a party, means the actual knowledge of any officer or director of such party.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, or any injunction, judgment, decree or order in which the party in question is a named party, in each case of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Agreements to which the Company is a party or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from or arising out of (A) changes in the general economy or changes generally affecting the industries in which the Company operates or the financial, debt, credit or securities markets in the United States or elsewhere, (B) political conditions, acts of war, acts of terrorism or natural disasters or other force majeure events, (C) changes in Law or GAAP or the interpretation or enforcement of any of the foregoing, (D) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (E) compliance with the terms of this Agreement, (F) any failure to meet financial projections, estimates or forecasts for any period (provided, that the underlying cause of such failure may, to the extent applicable, be considered in determining whether there is a Material Adverse Effect) or (G) any matter set forth on the Disclosure Schedules solely to the extent of the facts and circumstances with respect to such matter actually disclosed to the Parent as of the date hereof, except to the extent that any event, change, circumstance, occurrence, effect or state of facts resulting from or arising out of the matters described in clauses (A) and (C) is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the industries and geographies in which the Company conducts business (in which case, only the extent of such disproportionate impact (if any) shall be taken into account when determining whether there is a Material Adverse Effect).

“Merger Consideration” means (i) the Closing Merger Consideration, subject to adjustment in accordance with Section 2.13, plus (ii) any amounts paid to the Holders, Optionholders and Warrantholder out of the Escrow Fund, plus (iii) any amounts paid to the Holders, Optionholders and Warrantholder out of the Expense Fund.

“Non-Cash Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the consolidated current assets of the Company and its Subsidiaries minus (ii) the consolidated current liabilities of the Company and its Subsidiaries, in each case calculated in the same manner and using the same methodologies, processes, policies and principles as the Sample Statement (such methodologies, processes, policies and principles, the “Applicable Accounting Principles”); provided, however, Non-Cash Net Working Capital shall not include Cash, Indebtedness, Transaction Expenses, employer-side payroll Taxes associated with the payment of the Merger Consideration or Ancillary Acquisition Taxes; provided, further, that any other Taxes that are current liabilities of the Company and its Subsidiaries shall be included in the definition of Non-Cash Net Working Capital. Annex I sets forth an illustrative calculation of Non-Cash Net Working Capital as of June 30, 2013 (the “Sample Statement”).

“Non-Compete Agreement” means an agreement by and between the Parent and a Key Employee prohibiting a Key Employee from competing with the Surviving Corporation’s business.

“Offer Letter” means a letter to an employee outlining the terms of continuing employment, contingent upon, and following consummation of, the Merger.

“Option” means each outstanding right to purchase a single share of Common Stock issued under the Option Plan for a fixed price per share of Common Stock.

“Option Plan” means the Company’s 2007 Stock Incentive Plan.

“Other Indebtedness” means, with respect to the Company and its Subsidiaries, (i) all liabilities upon which interest charges are customarily paid (excluding, for the avoidance of doubt, trade payables and accrued liabilities incurred in the ordinary course of business consistent with past practice reflected in the calculation of Non-Cash Net Working Capital and any Funded Indebtedness); (ii) the amount capitalized under GAAP as liabilities as lessee under capitalized leases; (iii) any liability for the deferred and unpaid purchase price of property, assets or services (excluding, for the avoidance of doubt, trade payables and accrued liabilities incurred in the ordinary course of business consistent with past practice reflected in the calculation of Non-Cash Working Capital and any Funded Indebtedness); (iv) all amounts drawn under surety bonds, letters of credit or similar obligations; and (v) any accrued and unpaid interest on the foregoing items.

“Out-of-the-Money Option” means an Option having a per share Common Stock exercise price equal to or greater than (i) the Gross Per Common Share Cash Merger Consideration plus (ii) the Closing Per Common Share Stock Merger Consideration (valuing such shares of Parent Common Stock using the Average Parent Stock Price).

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Parent Common Stock” means the common stock, par value $0.01, of the Parent.

“Permitted Encumbrances” means (i) statutory liens for Taxes that are not yet due and payable; (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (v) with respect to Company securities, any restrictions on transfer imposed by applicable federal and state securities laws; and (vi) such imperfections of title and encumbrances (other than imperfections of title to, or encumbrances on, Intellectual Property), if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Post-Closing Tax Period” means a Tax period ending after the Closing Date.

“Potential 280G Benefits” means any potential payments or benefits that may be made or provided to any Person who, with respect to the Company, is a “disqualified individual” (as such term is defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement which could constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).

“Pre-Closing Tax Period” means a Tax period ending on or before the Closing Date.

“Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock and the Series C Preferred Stock.

“Pro Rata Percentage” means, with respect to any Holder, Optionholder or Warrantholder, a ratio (expressed as a percentage) equal to (i) the aggregate amount of cash and Parent Common Stock payable to such Holder, Optionholder or Warrantholder pursuant to Sections 2.7 and 2.9 (valuing shares of Parent Common Stock using the Average Parent Stock Price) divided by (ii) the aggregate amount of cash and Parent Common Stock payable to all Holders, Optionholders and Warrantholders pursuant to Sections 2.7 and 2.9 (valuing shares of Parent Common Stock using the Average Parent Stock Price).

“Products” means any and all Websites, Software, Systems, products or service offerings owned or operated by the Company and sold, licensed or made available to the Company’s customers or users (and any and all updates and modifications with respect thereto under development on or prior to the date hereof) and any and all material Websites, Software, Systems, products or services offered or under development by the Company on or prior to the date hereof and scheduled for release within six months after the date of this Agreement, as set forth in Section 3.14(b).

“Registrable Shares” means all shares of Parent Common Stock issued pursuant to the Merger and any shares of Parent Common Stock that may be issued or distributed by way of a share split, recapitalization or reclassification in respect of such shares; provided, however, that a share of Parent Common Stock issued pursuant to the Merger shall cease to be a Registrable Share when (a) it has been effectively registered under the Securities Act and disposed of in accordance with the Resale Registration Statement, (b) it is transferred in compliance with Rule 144 under the Securities Act (but not Rule 144A under the Securities Act) or any successor provision, such that no restrictive legend is required after giving effect to such transfer, or (c) it has ceased to be outstanding.

“Registered” means issued, registered, renewed or the subject of a pending application.

“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person; (ii) any Person who serves or within the past five years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 10% of the outstanding voting equity or ownership interests of such specified Person.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Restricted Stock” means a share of Common Stock issued under the terms of the Option Plan, excluding any shares of Common Stock delivered upon early exercise of an Option.

“Return” means any return, declaration, report, election, claim for refund, statement, information statement or return and other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any related or supporting schedule, statement, information or attachment thereto and including any amendment thereof or supplement thereto.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.001 per share, of the Company.

“Series B-1 Preferred Stock” means the Series B-1 Preferred Stock, par value $0.001 per share, of the Company.

“Series C Preferred Stock” means the Series C Preferred Stock, par value $0.001 per share, of the Company.

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

“Straddle Period” means a Tax period of the Company that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Systems” means servers, hardware systems, databases, circuits, networks, data processing, account management, inventory management, and other computer, communications and telecommunications assets and equipment.

“Target Non-Cash Net Working Capital” means negative $2,000,000.

“Taxes” means: (i) all federal, state, local, foreign and other income, net income, gross income, gross receipts, estimated, add-on minimum, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, unemployment, social security, welfare, workers’ compensation, disability, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, levies, tariff, impost, escheat or other taxes, fees, assessments or charges of any kind whatsoever in the nature of taxes (including any amounts resulting from the failure to file any Return) imposed by a Governmental Authority, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person; provided, however, Taxes shall not include any Ancillary Acquisition Taxes.

“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Company or any of its Subsidiaries or any Person that the Company pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the process of selling the Company or the negotiation, preparation or execution of this Agreement, the Ancillary Agreements to which the Company is a party, the performance or consummation of the transactions contemplated hereby or thereby, or any activities related to an initial public offering of the Company’s securities, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby; and (ii) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby.

“Unvested Option” means an Option that is not a Vested Option as of immediately prior to the Effective Time.

“Vested Option” means an Option that is vested as of immediately prior to the Effective Time (including, after giving effect to any acceleration provided under the terms of such Option to the extent such acceleration will be triggered as of the Closing).

“VWAP” per share of Parent Common Stock means the per share volume weighted average price as displayed under the heading Bloomberg VWAP on the Bloomberg page “AOL US” (or if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Parent) in respect of the period from the open of trading on the relevant trading day at the start of a measurement period until the close of trading on the relevant trading day at the end of a measurement period.

“Warrant” means the Warrant to Purchase Stock, dated as of December 19, 2012, by and between the Company and Silicon Valley Bank.

“Warrantholder” means Silicon Valley Bank.

“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software owned or licensed by the Company and used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Non-Cash Net Working Capital exceeds the Target Non-Cash Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Non-Cash Net Working Capital exceeds the Estimated Non-Cash Net Working Capital.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Acquisition Proposal	5.3
Aggregate Option Consideration	2.9(a)
Aggregate Share Consideration	2.7(a)
Agreement	Preamble
Applicable Accounting Principles	1.1
Balance Sheet	3.6(b)
California Law	Recitals

Definition	Location

Cancelled Shares	2.7(c)
Certificate of Merger	2.2(b)
Certificates	2.10(b)
Charter	1.1
Closing	2.2(a)
Closing Cash	2.13(a)
Closing Date	2.2(a)
Closing Indebtedness	2.13(a)
Closing Non-Cash Net Working Capital	2.13(a)
Closing Transaction Expenses	2.13(a)
COBRA Coverage	3.10(e)
Company	Preamble
Company Holders Meeting	3.23
Company Indemnified Parties	5.14(a)
Company Indemnifying Parties	8.2
Confidentiality Agreement	5.10
Continuing Employees	5.9(c)
Converted Restricted Share	2.9(d)
Debt Payoff Letter	7.3(e)
Delaware Law	Recitals
Disclosure Schedules	Article III
Dissenting Shares	2.8
Effective Time	2.2(b)
Employee Plans	3.10(a)
Environmental Laws	3.16(c)
Environmental Permits	3.16(c)
EPCRS	3.10(c)
ERISA	3.10(a)
ERISA Affiliates	3.10(a)
Estimated Cash	2.12
Estimated Indebtedness	2.12
Estimated Non-Cash Net Working Capital	2.12
Estimated Transaction Expenses	2.12
Final Closing Statement	2.13(a)
Financial Statements	3.6(a)
Fundamental Representations	8.1
Hazardous Substances	3.16(c)
Holder Indemnified Parties	5.16(a)
Holders	Recitals
HSR Act	3.3(b)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Independent Accounting Firm	2.13(c)
Information Statement	3.23
Infringe	3.14(f)

Definition	Location

Interim Financial Statements	3.6(a)
International Employee Plan	3.10(a)
International Employee Plan Beneficiary	3.10(a)
International Pension Plan	3.10(l)
International Transferred Assets	Recitals
International Transferred Shares	Recitals
IRS	3.10(a)
Issuer Indemnified Parties	5.16(b)
Losses	8.2
Majority Holders	2.15(a)
Material Contracts	3.17(a)
Merger	Recitals
Merger Sub	Preamble
Net Adjustment Amount	2.13(f)
Notice of Disagreement	2.13(b)
Open Source License	3.14(h)
Option Consideration	2.9(a)
Optionholder	2.9(a)
Parent	Preamble
Parent Indemnified Party	8.5(b)
Paying and Exchange Agent	2.10(a)
Permits	3.8(b)
Personal Information	3.21(a)
Preferred Stockholder Written Consent	Recitals
Preferred Stockholders	Recitals
Preliminary Closing Statement	2.12
Privacy Laws	3.21(a)
Representative Losses	2.15(c)
Resale Registration Statement	5.15
Retirement Benefits	3.10(l)
Sample Statement	1.1
SEC	4.5
SEC Filings	4.5
Securities Act	3.24(a)
Securityholder Representative	2.15(a)
Share Consideration	2.7(a)
Shares	2.7
Stockholder Written Consent	Recitals
Stockholders	Recitals
Surviving Corporation	2.1
Tail Policy	5.14(b)
Third Party Claim	8.4(a)
Title IV Plan	3.10(d)
Transaction Expenses Payoff Instructions	7.3(f)
Transfer Taxes	6.1

Definition	Location

Vested UK Options	2.9(g)
WARN	3.11(d)
Warrant Consideration	2.9(h)
Written Consents	Recitals

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with Delaware Law, Merger Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Merger Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of the Parent and (c) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation, except as otherwise provided in the Ancillary Acquisition Agreements.

Section 2.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, at 10:00 a.m., New York time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the parties mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

(b) As soon as practicable on the Closing Date, the parties shall cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of Delaware Law. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 2.3 Effects of the Merger. The Merger shall have the effects provided for in this Agreement and in the applicable provisions of Delaware Law.

Section 2.4 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to contain the provisions of the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company or the Merger Sub, the bylaws of the Company shall be amended and restated in their entirety to contain the provisions of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

Section 2.5 Directors; Officers. From and after the Effective Time, (a) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of Merger Sub serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.7 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of the Parent, Merger Sub, the Company or any holder of any shares of Common Stock or Preferred Stock, but excluding any shares of Restricted Stock provided for in Section 2.9(e) (collectively, the “Shares”) or any shares of capital stock of Merger Sub:

(a) Each (i) Share of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock shall, pursuant to Section 2(f) of the Charter, be deemed to have converted into shares of Common Stock in accordance with the terms of the Charter and (ii) Share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares, but after giving effect for the conversion of the Preferred Stock set forth above) shall be converted into the right to receive the Gross Per Common Share Cash Merger Consideration, in cash, and the Closing Per Common Share Stock Merger Consideration, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.10(h), in each case without interest, less any amounts that must be contributed in respect of such Share of Common Stock into the Escrow Fund or Expense Fund as provided in this Agreement and the Escrow Agreement, as applicable, which contributed amounts will be released at the respective times and subject to the contingencies specified herein and therein (the “Share Consideration,” and the aggregate amount of Share Consideration, the “Aggregate Share Consideration”);

(b) Each Share that is owned by the Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;

(c) Each Share that is held in the treasury of the Company or owned by the Company or any of its wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefore (the Shares described in Section 2.7(b) and this Section 2.7(c), “Cancelled Shares”); and

(d) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares (other than Cancelled Shares) outstanding immediately prior to the Effective Time and held by a Holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Shares in accordance with Section 262 of Delaware Law or Chapter 13 of California Law, if such Section or Chapter provides for appraisal rights for such Shares in the Merger (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such Holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under Delaware Law or California Law. If, after the Effective Time, any such Holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such Holder is entitled pursuant to Section 2.7(a), without interest. The Company shall give the Parent (a) prompt notice of any demands received by the Company for appraisal of Shares, attempted written withdrawals of such demands, and any other instruments served pursuant to Delaware Law or California Law and received by the Company relating to Holders’ rights to appraisal with respect to the Merger and (b) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under Delaware Law or California Law; provided, however, that any settlement of any such negotiations or proceedings shall be handled as settlement of a Third Party Claim pursuant to the procedures set forth in Section 8.4. The Company shall not, except with the prior written consent of the Parent, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.9 Options; Restricted Stock; Warrant.

(a) Each In-the-Money Option that is a Vested Option shall, as of the Effective Time, be cancelled, terminated and converted into the right to receive, and the Company shall pay to each former holder of any such Vested Option (an “Optionholder”), an amount in cash equal to the product of (i) the excess, if any, of the sum of (x) the Gross Per Common Share Cash Merger Consideration and (y) the Closing Per Common Share Stock Merger Consideration (valuing such shares of Parent Common Stock using the Average Parent Stock Price) over the applicable exercise price per Share of Common Stock of such Vested Option and (ii) the number of Shares of Common Stock previously subject to such Vested Option, less any amounts that must be contributed in respect of such Vested Options into the Escrow Fund or Expense Fund as provided in this Agreement and the Escrow Agreement, as applicable, which contributed amounts will be released at the respective times and subject to the contingencies specified herein and therein (the “Option Consideration,” and the aggregate amount of Option Consideration, the “Aggregate Option Consideration”). As of the Effective Time, all Vested Options shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Vested Option shall cease to have any rights with respect thereto, except the right to receive the Option Consideration, if any.

(b) At the Effective Time, the Company shall cause all outstanding Out-of-the-Money Options that are Unvested Options to have their vesting accelerated as to 100% of the Shares of Common Stock subject to all outstanding Out-of-the-Money Options that are Unvested Options such that immediately prior to the Effective Time all outstanding Out-of-the-Money Options that are Unvested Options shall be fully vested and exercisable.

(c) At the Effective Time, to the extent not prohibited by applicable Law, each Out-of-the-Money Option shall be cancelled without consideration and shall be of no further force and effect.

(d) At the Effective Time, to the extent not prohibited by applicable Law, each single In-the-Money Option that is an Unvested Option shall be cancelled, terminated and converted into the right to receive a fraction of a number of restricted shares of Parent Common Stock (each a “Converted Restricted Share”) determined by dividing (i) the Closing Per Share Option Spread for such Unvested Option by (ii) the Average Parent Stock Price. The aggregate number of Converted Restricted Shares to be received by each holder of a single grant of such Unvested

Options shall be determined on a grant by grant basis by multiplying the fraction determined with respect to a single such Unvested Option by the number of shares of Common Stock subject to the entire outstanding grant of such Unvested Options, with any fractional shares rounded to the nearest whole share. If a holder holds more than one outstanding grant of such Unvested Options, the total number of Converted Restricted Shares to be received by such holder shall be the sum of the number of Converted Restricted Shares determined for each such grant of Unvested Options as determined according to the preceding sentence. The vesting schedule of Converted Restricted Shares shall maintain the same vesting schedule (including any acceleration provisions) as the grant of such Unvested Options from which it was converted.

(e) At the Effective Time, to the extent not prohibited by applicable Law, each share of Restricted Stock shall be converted into the right to receive a number of Converted Restricted Shares determined by dividing (i) the Closing Per Share Restricted Stock Amount by (ii) the Average Parent Stock Price. The aggregate number of Converted Restricted Shares to be received by each holder of any such Restricted Stock shall be determined on a grant by grant basis with any fractional shares rounded to the nearest whole share. The vesting schedule of Converted Restricted Shares shall maintain the same vesting schedule (including any acceleration provisions) of the Restricted Stock from which it was converted.

(f) As soon as practicable after the Effective Time (but no later than 20 Business Days), the Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Converted Restricted Shares. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any Parent Common Stock issued under this Section 2.9 remains outstanding. Parent shall, within 20 Business Days after the Effective Time, deliver to each holder of Converted Restricted Shares a written notice documenting the number, vesting schedule, and other materially relevant terms related to such Converted Restricted Shares.

(g) Notwithstanding anything to the contrary in this Section 2.9, it is anticipated that all In-the-Money Vested Options held by individuals in the United Kingdom (the “Vested UK Options”) will be exercised to the extent vested as of immediately prior to the Closing. Each share of Common Stock issued on exercise thereof will convert at the Effective Time into the right to receive the payments set forth in Section 2.7(a)(ii); provided, that, such payment will have deducted from it an amount equal to the aggregate exercise price (unless such exercise price is paid in cleared funds on exercise by the relevant holder) which shall be paid to the Company pursuant to the undertaking and direction from the holder in the exercise agreement in respect of such holder’s Vested UK Options. The obligations of such holder, if any, to pay the employer portion of any social security, NIC or similar Tax shall be as provided in the Option grant agreement governing such In-the-Money Vested Option.

(h) The Warrant shall, as of the Effective Time, be cancelled, terminated and converted into the right to receive, and the Paying and Exchange Agent shall pay the former Warrantholder an amount in cash equal to the product of (i) the excess, if any, of the sum of (x) the Gross Per Common Share Cash Merger Consideration and (y) the Closing Per

Common Share Stock Merger Consideration (valuing such shares of Parent Common Stock using the Average Parent Stock Price) over the warrant price of such Warrant and (ii) the number of Shares of Common Stock previously subject to such Warrant, less with any amounts that must be contributed in respect of such Warrant into the Escrow Fund or Expense Fund as provided in this Agreement and the Escrow Agreement, as applicable, which contributed amounts will be released at the respective times and subject to the contingencies specified herein and therein (the “Warrant Consideration”). As of the Effective Time, the Warrant shall no longer be outstanding and shall automatically terminated and cease to exist and the Warrantholder shall ceases to have any rights with respect to the Warrant, except the right to receive the consideration set forth in this Section 2.9(h).

Section 2.10 Payment for Shares and Options.

(a) Prior to the Effective Time, the Parent shall designate, and the Company shall appoint, a bank or trust company reasonably acceptable to the Company to act as paying and exchange agent in connection with the Merger (the “Paying and Exchange Agent”) pursuant to a paying and exchange agent agreement providing for, among other things, the matters set forth in this Section 2.10 and otherwise reasonably satisfactory to the Company. Immediately following the Effective Time, the Parent shall, or shall cause the Surviving Corporation to, deposit with the Paying and Exchange Agent, for the benefit of the Holders, (i) cash in an amount equal to the Aggregate Share Consideration (for clarity excluding the portion thereof represented by shares of Parent Common Stock), by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the Paying and Exchange Agent at least two Business Days prior to the Closing Date, (ii) a certificate or certificates (or electronic book-entry record) representing the number of shares of Parent Common Stock equal to the Aggregate Share Consideration (for clarity excluding the portion thereof represented by cash), and (iii) cash in an amount equal to the cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.10(h). Such cash shall be invested as directed by the Parent or the Surviving Corporation, as the case may be, pending payment thereof by the Paying and Exchange Agent to the Holders. Earnings from such investments shall be the sole and exclusive property of the Parent or the Surviving Corporation, as the case may be, and no part thereof shall accrue to the benefit of Holders. Notwithstanding anything to the contrary in this Agreement, losses from such investments shall be borne solely by the Parent.

(b) As promptly as practicable after the Effective Time, the Surviving Corporation shall cause the Paying and Exchange Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares (the “Certificates,” which Certificates in the case of Preferred Stock shall represent both the Preferred Stock evidenced by such Shares and any Common Stock, on an as-converted basis, represented by such Shares) and whose Shares were converted with the right to receive the consideration described in Section 2.7(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying and Exchange Agent and shall be in such form and have such other provisions as the Parent may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying and Exchange Agent or such other agent or agents as may be appointed by the Parent, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (as promptly as practicable) (A) the Gross Per Common Share Cash Merger Consideration and Closing Per Common Share Stock Merger Consideration multiplied by (B) the number of Shares of Common Stock formerly represented by such Certificate (less any amounts that must be contributed in respect of such Shares of Common Stock into the Escrow Fund or Expense Fund as provided in this Agreement and the Escrow Agreement, as applicable), without interest, and all such Certificates shall, upon such surrender, be cancelled. Each such Holder shall also be entitled to any amounts that may be payable in respect of the Shares formerly represented by such Certificate from the Escrow Fund or the Expense Fund as provided in this Agreement and the Escrow Agreement, as applicable, at the respective times and subject to the contingencies specified herein and therein. If payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the satisfaction of the Parent and the Paying and Exchange Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable. Until surrendered in accordance with the provisions of this Section 2.10, any Certificate (other than Certificates representing Cancelled Shares or Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the portion of the Merger Consideration payable with respect thereto, in cash, without interest, as contemplated herein.

(c) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, a Certificate (other than one representing Cancelled Shares) is presented to the Surviving Corporation, it shall be cancelled and exchanged as provided in this Section 2.10.

(d) All consideration paid upon conversion of the Shares in accordance with the terms of this Article II and all cash deposited with the Escrow Agent pursuant to this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Shares represented thereby, except as otherwise provided herein or by applicable Law. Nothing in this paragraph shall be construed to prevent the treatment of any portion of the Merger Consideration that is not paid at the Closing, including amounts deposited with the Escrow Agent, as a deferred payment, eligible for installment method treatment under Section 453 of the Code, and the parties agree to treat such deferred payments accordingly. The parties acknowledge that a portion of such deferred payments may be characterized as imputed interest under the Code.

(e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the relevant portion of the Merger Consideration payable in respect thereof pursuant to Section 2.10(b) for Shares represented thereby; provided, however, that the Surviving Corporation or the Paying and Exchange Agent may, in their discretion, require the delivery of a satisfactory indemnity.

(f) At any time following the date that is six months after the Effective Time, the Parent shall be entitled to require the Paying and Exchange Agent to deliver to it any funds (including any interest or other income received with respect thereto) and any shares of Parent Common Stock that had been made available to the Paying and Exchange Agent and that have not been disbursed to holders of Certificates, or any Certificates or other documents relating to the Merger in its possession, and thereafter such holders shall be entitled to look to the Parent only as general creditors thereof with respect to any portion of the Merger Consideration payable upon due surrender of their Certificates, without interest; provided that any such portion of the Merger Consideration payable from the Escrow Fund or Expense Fund shall be held and distributed to the Person(s) entitled thereto in accordance with the terms of this Agreement and the Escrow Agreement, as applicable, at the respective times and subject to the contingencies specified herein and therein. Notwithstanding anything to the contrary in this Section 2.10, to the fullest extent permitted by applicable Law, none of the Paying and Exchange Agent, the Parent or the Surviving Corporation shall be liable to any holder of a Certificate for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) All cash payments to be made under this Section 2.10 shall be made by wire transfer of immediately available funds to an account designated by the holder of the Shares, as the case may be, except as otherwise agreed by the payor and payee. Wire instructions shall be provided to the Surviving Corporation at least two Business Days prior to the applicable payment date.

(h) No fractions of a share of Parent Common Stock shall be issued in the Merger, but in lieu thereof each Holder otherwise entitled to a fraction of a share of Parent Common Stock shall, upon surrender of his or her Certificate or Certificates pursuant to Section 2.10(b), be entitled to receive an amount of cash (without interest) determined by multiplying the Average Parent Stock Price by the fractional share interest to which such Holder would otherwise be entitled.

(i) Any certificates evidencing shares of Parent Common Stock delivered hereunder shall include legends legally required, including a legend substantially in the following form:

“THE TRANSFERABILITY OF THESE SECURITIES IS SUBJECT TO RESTRICTION. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE REOFFERED

AND SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THESE SECURITIES ARE SUBJECT TO CONTRACTUAL LIMITATIONS ON RESALE AS PROVIDED IN THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 5, 2013 BY AND AMONG AOL INC., CARMEL MERGER CORPORATION, ADAP.TV, INC. AND SHAREHOLDER REPRESENTATIVE SERVICES LLC.”

Section 2.11 Other Closing Payments.

(a) As part of the Merger Consideration, concurrently with the Effective Time, the Parent shall deposit or cause to be deposited:

(i) with the Escrow Agent (A) for deposit into the Escrow Fund, the Escrow Amount, and (B) the Expense Fund (it being understood that the Escrow Amount and Expense Fund will be withheld from amounts otherwise payable to the Holders, Optionholders and Warrantholder according to their respective Pro Rata Percentages);

(ii) with the Company, the Aggregate Option Consideration for payment through the Company’s payroll system at the next reasonably practicable payroll cycle, but in no event later than the first full payroll cycle following the Closing Date;

(iii) with the Paying and Exchange Agent, the Warrant Consideration;

(iv) on behalf of the Company, the amount payable to each counterparty or holder of Funded Indebtedness in order to fully discharge such Funded Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto, as specified in the Debt Payoff Letters and in accordance with this Agreement; and

(v) on behalf of the Company, the amount payable to each Person who is owed a portion of the Estimated Transaction Expenses, as specified in the Transaction Expenses Payoff Instructions and in accordance with this Agreement.

(b) All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two Business Days prior to the applicable payment date.

Section 2.12 Closing Estimates. At least five Business Days prior to the anticipated Closing Date, the Company shall prepare, or cause to be prepared, and deliver to the Parent a written statement (the “Preliminary Closing Statement”) that shall include and set forth (i) a good-faith estimate of

(A) Cash (the “Estimated Cash”), (B) Non-Cash Net Working Capital (the “Estimated Non-Cash Net Working Capital”), (C) Indebtedness (the “Estimated Indebtedness”) and (D) all Transaction Expenses that are accrued or due and remain unpaid (the “Estimated Transaction Expenses”) (with each of Estimated Cash, Estimated Non-Cash Net Working Capital, Estimated Indebtedness and Estimated Transaction Expenses determined as of the Closing Date and, except for Estimated Transaction Expenses, without giving effect to the transactions contemplated herein) (ii) on the basis of the foregoing, a calculation of the Closing Cash Merger Consideration, the Closing Stock Merger Consideration, the Escrow Amount, the Aggregate Share Consideration, the Aggregate Option Consideration and the Warrant Consideration and (iii) the Average Parent Stock Price. Estimated Non-Cash Net Working Capital, Estimated Cash and Estimated Indebtedness shall be calculated on a basis consistent with the Applicable Accounting Principles. All such estimates shall be subject to the Parent’s approval, which shall not be unreasonably withheld, and shall control solely for purposes of determining the amounts payable at the Closing pursuant to Sections 2.10(a) and 2.11 and shall not limit or otherwise affect the Parent’s remedies under this Agreement or otherwise, or constitute an acknowledgement by the Parent of the accuracy of the amounts reflected thereof.

Section 2.13 Post-Closing Adjustment of Closing Merger Consideration.

(a) Within 90 days after the Closing Date, the Surviving Corporation shall prepare and deliver to the Securityholder Representative (on behalf of the Holders, Optionholders and Warrantholder) a written statement (the “Final Closing Statement”) that shall include and set forth (i) a calculation of the actual (A) Cash (the “Closing Cash”), (B) Non-Cash Net Working Capital (the “Closing Non-Cash Net Working Capital”), (C) Indebtedness (the “Closing Indebtedness”) and (D) Transaction Expenses (the “Closing Transaction Expenses”) (with each of Closing Cash, Closing Non-Cash Net Working Capital, Closing Indebtedness and Closing Transaction Expenses determined as of the Closing Date and, except for Closing Transaction Expenses, without giving effect to the transactions contemplated herein). Closing Cash, Closing Non-Cash Net Working Capital and Closing Indebtedness shall be calculated on a basis consistent with the Applicable Accounting Principles. The Preliminary Closing Statement shall become final and binding on the 90th day following the Closing Date, unless prior to the end of such period, Parent delivers to the Securityholder Representative the Final Closing Statement specifying the nature and amount of any dispute as to the Estimated Cash, Estimated Non-Cash Net Working Capital, Estimated Indebtedness or Estimated Transaction Expenses, as set forth in the Preliminary Closing Statement. Parent shall be deemed to have agreed with all items and amounts of Estimated Cash, Estimated Non-Cash Net Working Capital, Estimated Indebtedness or Estimated Transaction Expenses not specifically referenced in the Final Closing Statement, and such items and amounts shall not be subject to review in accordance with this Section 2.13. Any Final Closing Statement may reference only disagreements based on mathematical errors or based on amounts of the Estimated Cash, Estimated Non-Cash Net Working Capital, Estimated Indebtedness or

Estimated Transaction Expenses as reflected on the Preliminary Closing Statement not being calculated in accordance with Section 2.12 or the Applicable Accounting Principles, as applicable.

(b) The Final Closing Statement shall become final and binding at the end of the 30th day following delivery thereof, unless prior to the end of such period, the Securityholder Representative delivers to the Parent written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Cash, Closing Non-Cash Net Working Capital, Closing Indebtedness or Closing Transaction Expenses, as set forth in the Final Closing Statement. The Securityholder Representative shall be deemed to have agreed with all items and amounts of Closing Cash, Closing Non-Cash Net Working Capital, Closing Indebtedness or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.13(c). Any Notice of Disagreement may reference only disagreements based on mathematical errors or based on amounts of the Closing Cash, Closing Non-Cash Net Working Capital, Closing Indebtedness or Closing Transaction Expenses as reflected on the Final Closing Statement not being calculated in accordance with Section 2.12, the Applicable Accounting Principles or the Preliminary Closing Statement, as applicable.

(c) During the 15 day period following delivery of a Notice of Disagreement by the Securityholder Representative to the Parent, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Cash, Closing Non-Cash Net Working Capital, Closing Indebtedness or Closing Transaction Expenses as specified therein. Any disputed items resolved in writing between the Securityholder Representative and the Parent within such 15 day period shall be final and binding with respect to such items, and if the Securityholder Representative and the Parent agree in writing on the resolution of each disputed item specified by the Securityholder Representative in the Notice of Disagreement and the amount of the Closing Cash, Closing Non-Cash Net Working Capital, Closing Indebtedness and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Securityholder Representative and the Parent have not resolved all such differences by the end of such 15 day period, the Securityholder Representative and the Parent shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Cash, Closing Non-Cash Net Working Capital, Closing Indebtedness and Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Cash, Closing Non-Cash Net Working Capital, Closing Indebtedness and Closing Transaction Expenses, which determination shall be final and binding on the parties for all purposes hereunder. The Independent Accounting Firm shall consider only those items and amounts in the Securityholder Representative’s and the Parent’s respective calculations of the Closing Cash, Closing Non-Cash Net Working Capital, Closing Indebtedness and Closing Transaction Expenses that are identified as being items and amounts to which the Securityholder Representative and the Parent have been unable to agree. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm shall be PricewaterhouseCoopers LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed in writing by the Securityholder Representative and the Parent. The Securityholder Representative and the Parent shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.10. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(d) The costs of any dispute resolution pursuant to Section 2.13(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Securityholder Representative (on behalf of the Holders, Optionholders and Warrantholder) and the Parent in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e) The Company shall, during the period prior to the Closing Date, and the Parent, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Closing Merger Consideration contemplated by this Section 2.13, shall cause the Surviving Corporation to, afford the Parent or the Securityholder Representative, as the case may be, and their respective Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company or the Surviving Corporation, as the case may be, and its Subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.13. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of Cash, Non-Cash Net Working Capital, Indebtedness and Transaction Expenses as specified in this Section 2.13; provided that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed a customary agreement relating to access to such work papers in form and substance acceptable to such accountants.

(f) The Closing Merger Consideration shall be adjusted, upwards or downwards, as follows:

(i) For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) Closing Cash as finally determined pursuant to this Section 2.13 minus the Estimated Cash, plus (B) the Closing Non-Cash Net Working Capital as finally determined pursuant to this Section 2.13 minus the Estimated Non-Cash Net Working Capital, plus (C) the Estimated Indebtedness minus the Closing Indebtedness as finally determined pursuant to this Section 2.13, plus (D) the Estimated Transaction Expenses minus the Closing Transaction Expenses as finally determined pursuant to this Section 2.13;

(ii) If the Net Adjustment Amount is positive, the Closing Merger Consideration shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, the Parent shall pay the Net Adjustment Amount to (A) the Paying and Exchange Agent for delivery to the Holders (other than holders of any Dissenting Shares), (B) the Surviving Corporation for delivery to the Optionholders through the Surviving Corporation’s payroll system and (C) the Paying and Exchange Agent for delivery to the Warrantholder. Payment of such amounts to Holders, Optionholders and the Warrantholder shall be made pro rata in accordance with their respective Pro Rata Percentages; and

(iii) If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Closing Merger Consideration shall be adjusted downwards in an amount equal to the Net Adjustment Amount. In such event, the Parent shall deliver written notice to the Escrow Agent and the Securityholder Representative specifying the Net Adjustment Amount, and the Escrow Agent shall pay the Net Adjustment Amount out of the Escrow Fund to the Parent in accordance with the terms of the Escrow Agreement.

(g) Amounts paid pursuant to Section 2.13(f) shall bear interest from the Closing Date to the date of such payment at a rate equal to the rate of interest from time to time announced publicly by Citibank as its prime rate, calculated on the basis of a year of 365 days and the number of days elapsed. Payments in respect of Section 2.13(f) shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.13 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date, subject to any requirements of the Escrow Agent. For the avoidance of doubt, claims relating to the determination of Closing Cash, Closing Non-Cash Net Working Capital, Closing Indebtedness, Closing Transaction Expenses and the Net Adjustment Amount shall be governed solely by this Section 2.13, which shall constitute the sole and exclusive remedy of Parent for such claims.

Section 2.14 Withholding Rights. Each of the Parent, the Surviving Corporation and the Paying and Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the

Code, or any provision of applicable tax Law. To the extent that such amounts are so withheld and paid over to or deposited with the relevant Governmental Authority by the Parent, the Surviving Corporation or the Paying and Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

Section 2.15 Securityholder Representative.

(a) Immediately upon the approval of this Agreement by the Company Holder Approval, each Holder shall be deemed to have consented to the appointment of Shareholder Representative Services LLC as the Holders’, Optionholders’ and Warrantholder’s representative and attorney-in-fact (the “Securityholder Representative”), with full power of substitution to act on behalf of the Holders, Optionholders and Warrantholder to the extent and in the manner set forth in this Agreement and the Escrow Agreement. All decisions, actions, consents and instructions by the Securityholder Representative shall be binding upon all of the Holders, Optionholders and Warrantholder and no such Person shall have the right to object to, dissent from, protest or otherwise contest any such decision, action, consent or instruction. The Parent and Merger Sub shall be entitled to rely on any decision, action, consent or instruction of the Securityholder Representative as being the decision, action, consent or instruction of the Holders, Optionholders and Warrantholder, and the Parent and Merger Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction. Notwithstanding anything in this Section 2.15 to the contrary, unless Holders, Optionholders and Warrantholder holding a majority of the aggregate Fully Diluted Share Number as of the Effective Time (the “Majority Holders”) shall have notified Parent and the Securityholder Representative in writing to the contrary, the Securityholder Representative shall not be empowered or authorized to act as the Holders’, Optionholders’ or Warrantholder’s agent or attorney-in-fact with respect to any claim for indemnification made pursuant to Article VIII to the extent such claim seeks recovery from the Holders, Optionholders and Warrantholder directly.

(b) The Securityholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of the Majority Holders. In the event of the death, incapacity, resignation or removal of the Securityholder Representative, a new Securityholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Securityholder Representative shall be sent to the Parent and, after the Effective Time, to the Surviving Corporation, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by the Parent and, after the Effective Time, the Surviving Corporation; provided that until such notice is received, the Parent, Merger Sub and the Surviving Corporation, as applicable, shall be entitled to rely on the decisions, actions, consents and instructions of the prior Securityholder Representative as described in Section 2.15(a). The Securityholder Representative may charge a reasonable fee for its services; provided that all fees and expenses incurred by the Securityholder Representative in performing its duties hereunder (including legal fees and expenses related thereto) (other than the Securityholder Representative’s engagement fee) and any indemnification in favor of the Securityholder Representative shall be borne by the Holders, Optionholders and Warrantholder.

(c) The Securityholder Representative shall not be liable to the Holders, Optionholders and Warrantholder for actions taken or omitted in connection with this Agreement or the Escrow Agreement, except to the extent such actions shall have been finally determined by a court of competent jurisdiction to have constituted willful misconduct or fraud. Except in cases where a court of competent jurisdiction has made such a finding, the Holders, Optionholders and Warrantholder shall jointly and severally indemnify, defend and hold harmless the Securityholder Representative from and against any and all losses, liabilities, claims, penalties, fines, forfeitures, actions, damages, costs and expenses, including reasonable attorneys’ fees (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) and disbursements (collectively, “Representative Losses”), arising out of and in connection with its activities as Securityholder Representative under this Agreement, the Escrow Agreement or otherwise, in each case as such Representative Losses are suffered or incurred. If not paid directly to the Securityholder Representative by the Holders, Optionholders and Warrantholder, any such Representative Losses may be recovered by the Securityholder Representative (i) first by distribution of the Expense Fund pursuant to the terms and conditions of the Escrow Agreement and (ii) after the exhaustion of the amounts in the Expense Fund, from the amounts in the Escrow Fund, but only at such time as such amounts in the Escrow Fund are otherwise distributable to the Holders, Optionholders and Warrantholder pursuant to the terms hereof and the Escrow Agreement because all claims for indemnification hereunder against such amounts have been fully resolved, in accordance with written instructions delivered by the Securityholder Representative to the Escrow Agent; provided that while this Section 2.15(c) allows the Securityholder Representative to be paid from the Expense Fund and the Escrow Fund, this does not relieve the Holders, Optionholders and Warrantholder from their obligation to promptly pay such Representative Losses as such Representative Losses are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at law or otherwise.

(d) The Securityholder Representative shall have reasonable access to information about the Surviving Corporation and the reasonable assistance of the Company’s former officers and employees for purposes of performing its duties and exercising its rights hereunder; provided, that, the Securityholder Representative shall treat confidentially and not use or disclose the terms of this Agreement or any nonpublic information from or about the Surviving Corporation to anyone (except to the Holders, Optionholders or Warrantholder or the Securityholder Representative’s employees, attorneys, accountants, advisors or authorized representatives on a need to know basis, in each case who agree to treat such information confidentially); provided, however, that neither Parent nor the Surviving Corporation shall be obligated to provide such access or information if it determines, in its reasonable judgment, that doing so would jeopardize the protection of attorney-client privilege. The Securityholder Representative shall enter into a separate customary confidentiality agreement (which shall contain the exceptions listed in the preceding parenthetical) prior to being provided access to such information if reasonably requested by Parent.

(e) The approval of this Agreement by the Company Holder Approval shall also be deemed to constitute approval of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the Holders, Optionholders and Warrantholder, including the representations and warranties included in Section 3.24 and the covenants and agreements included in Section 5.15 and Section 8.2.

Section 2.16 Ancillary Acquisition Agreements. The purchase and sale of the International Transferred Shares will be effected pursuant to the International Stock Purchase Agreement and the purchase and sale of the International Transferred Assets will be effected pursuant to the International Asset Purchase Agreement. The parties acknowledge that the consideration to be paid by the Parent or one of its Subsidiaries pursuant to each of the Ancillary Acquisition Agreements is included in the calculation of Merger Consideration and upon the Parent’s payment of the Closing Merger Consideration set forth herein any and all payments contemplated by each of the Ancillary Acquisition Agreements shall be deemed paid in full, received by the applicable selling parties under the Ancillary Acquisition Agreements and distributed or paid by the Company as part of the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify only the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and shall not qualify any other provision of this Agreement (unless the relevance to any other provision of this Agreement is reasonably apparent on its face)), (i) the Company hereby represents and warrants to the Parent and Merger Sub as of the date hereof and, contingent upon the Closing occurring, as of the Closing Date, with respect to Section 3.1 through and including Section 3.23 and (ii) each Holder and Warrantholder hereby represents and warrants to the Parent and Merger Sub as of the date hereof and as of the Closing Date with respect to Section 3.24:

Section 3.1 Organization and Qualification.

(a) Each of the Company and its Subsidiaries is (i) a corporation duly organized, validly existing and in good standing (for jurisdictions which recognize such concept) under the laws of the jurisdiction of its incorporation as set forth in Schedule 3.1(a) of the Disclosure Schedules, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had a Material Adverse Effect.

(b) The Company has heretofore furnished to the Parent a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents. The transfer books and minute books of each of the Company and its Subsidiaries that have been made available for inspection by the Parent prior to the date hereof are true and complete in all material respects.

Section 3.2 Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and, subject to obtaining the Company Holder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company. Except for obtaining Company Holder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any such Ancillary Agreement or to consummate the transactions contemplated hereby and thereby. When obtained, the Company Holder Approval will be sufficient to satisfy any requirements of Delaware Law and California Law with respect to this Agreement and the transactions contemplated hereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to the rights of creditors generally and (ii) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.

(b) The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company’s Holders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the Holders of the Company for adoption and approval and (iv) resolving to recommend that the Company’s Holders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;

(ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person, or result in the creation of any Encumbrance on any property, asset or right of the Company or any of its Subsidiaries pursuant to, any Material Contract.

(b) Neither the Company nor any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

(c) No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 34,500,000 shares of Common Stock, of which 7,461,979 Shares of Common Stock are issued and outstanding as of the date of this Agreement and (ii) 16,192,232 shares of Preferred Stock, of which 16,192,232 Shares of Preferred Stock are outstanding as of the date of this Agreement. Of the 16,192,232 authorized shares of Preferred Stock, (A) 5,347,590 are designated as Series A Preferred Stock, of which 5,347,590 Shares of Series A Preferred Stock are outstanding as of the date of this Agreement (B) 5,142,543 are designated as Series B Preferred Stock, of which 5,142,543 Shares of Series B Preferred Stock are outstanding as of the date of this Agreement, (C) 1,767,262 are designated as Series B-1 Preferred Stock, of which 1,767,262 Shares of Series B-1 Preferred Stock are outstanding as of the date of this Agreement and (D) 3,934,837 are designated as Series C Preferred Stock, of which 3,934,837 Shares of Series C Preferred Stock are outstanding as of the date of this Agreement. As of the date of this Agreement, 10,162,377 Shares of Common Stock were reserved for issuance upon the exercise or payment of Options under the Option Plan. Schedule 3.4(a)(i) of the Disclosure Schedules sets forth a complete and accurate list as of the date of this Agreement of all record owners of the issued and outstanding capital stock of the Company, indicating the respective number of Shares held. Schedule 3.4(a)(ii) of the Disclosure Schedules sets forth, for each Subsidiary of the Company, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests and the record and beneficial holders as of the date of this Agreement of its outstanding capital stock or other equity or ownership interests.

(b) Schedule 3.4(b)(i) of the Disclosure Schedules sets forth a list of each Option, including the name and address of record of the Optionholder, date of grant, exercise price, number of Shares of Common Stock subject thereto and the Option Plan under which such Option was issued. The Company has furnished to Parent true and complete copies of the Option Plan and the forms of all stock option agreements evidencing Options. Section 3.4(b)(ii) of the Disclosure Schedules sets forth the names and addresses of record of all Persons holding any Warrant as of the date of this Agreement, together with the number of Warrant thus held, the number of Shares under such Warrant, and the relevant exercise price(s), vesting date(s) and number of Warrant vesting on each such date, and expiration date(s) thereof, as applicable.

(c) Except for the Shares and except as set forth in Schedule 3.4(a)(i), Schedule (a)(ii), Schedule 3.4(b)(i) or Schedule 3.4(b)(ii) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has issued or agreed to issue any: (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (d) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.

(d) Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Encumbrance. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in material compliance with all applicable federal and state securities laws. Except as set forth in Schedule 3.4(b) of the Disclosure Schedules and except for rights granted to the Parent and Merger Sub under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries, in each case, to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries. No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in material violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

Section 3.5 Equity Interests. Except for the Subsidiaries listed in Schedule 3.4(a)(ii) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, or make any loan, capital contribution or other investment in, any Person.

Section 3.6 Financial Statements; No Undisclosed Liabilities.

(a) True and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2012 and the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2013, and the related consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.6(a) of the Disclosure Schedules. Each of the Financial

Statements and the Interim Financial Statements (i) have been prepared in all material respects in accordance with the books and records of the Company and its Subsidiaries; (ii) have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except for, in the case of the Interim Financial Statements, the omission of notes or normal year-end audit adjustments); and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal year-end audit adjustments.

(b) Except as reflected in the unaudited consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2013 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet,” a copy of which is attached hereto as Schedule 3.6(b) of the Disclosure Schedules), neither the Company nor any of its Subsidiaries has any liability or obligation of any nature required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, except for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet or (ii) for Transaction Expenses.

Section 3.7 Absence of Certain Changes or Events. Since the date of the Balance Sheet to the date of this Agreement: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(a)-(u).

Section 3.8 Compliance with Law; Permits.

(a) Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all Laws applicable to it. None of the Company, any of its Subsidiaries has received during the past five years up to the date of this Agreement any notice, order, complaint or other written communication from any Governmental Authority that the Company or any of its Subsidiaries is not in compliance with any Law applicable to it.

(b) Each of the Company and its Subsidiaries is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”), except where any failure to have such Permits would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all such Permits. To the Company’s knowledge, no suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or threatened as of the date of this Agreement. The Company and its Subsidiaries will continue to have the use and benefit of all Permits following consummation of the transactions contemplated hereby, except where any failure to have such Permits would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or any of its Subsidiaries.

Section 3.9 Litigation. As of the date of this Agreement, there is no Action pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries, or any of the officers of the Company or any of its Subsidiaries in regards to their actions as such. As of the date of this Agreement, there is no Action pending or, to the Company’s knowledge, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements to which the Company is a party. As of the date of this Agreement, there is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Company’s knowledge, threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective properties or assets, any of their respective officers or directors in regards to their actions as such, or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action by the Company or any of its Subsidiaries pending or which the Company or any of its Subsidiaries has commenced definitive preparations to initiate, against any other Person.

This Section 3.9 does not relate to Intellectual Property, such item being the subject of Section 3.14.

Section 3.10 Employee Benefit Plans.

(a) Schedule 3.10(a)(i) of the Disclosure Schedules lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA) and all bonus, stock option, stock purchase, stock appreciation, incentive, deferred compensation, retirement, supplemental retirement, severance, change in control, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance, education or tuition assistance, fringe and all other employee benefit or other compensatory plans, programs, agreements, policies or arrangements and all Contracts containing provisions relating to notice periods prior to termination, severance, or acceleration of any equity awards, whether or not subject to ERISA, formal or informal, written or oral, (i) for the benefit of, or relating to, any present or former employee or director, independent contractor or individual consultant of the Company, which is or has been entered into, contributed to, established by, participated in or maintained by the Company or any of its “ERISA Affiliates” (defined as any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code) or (ii) under which the Company or any of its ERISA Affiliates has any liability, whether or not such plan is terminated (together, the “Employee Plans”); provided, however, Employee Plans shall not include any International Employee Plan. For purposes of this Agreement, the term “International Employee Plan” means each plan, program, agreement, arrangement, policy, practice, contract, fund or commitment that is subject to or governed by the Laws of any jurisdiction other than the United States, and which would have been treated as an Employee Plan had it been a United States plan, program, agreement, arrangement, policy, practice, contract, fund or commitment, together with any other profit sharing, incentive, bonus, commission, medical, permanent health insurance, directors’ and officers’ insurance, travel, car, redundancy and other benefit schemes, arrangements and understandings operated for the benefit of, or relating to, any present or former employee, director, independent contractor or individual consultant of the Company who works or has worked outside the United States or their dependents (an “International Employee Plan Beneficiary”). Schedule 3.10(a)(ii) of the Disclosure Schedules contains a true, correct and complete list identifying each material International Employee Plan. With respect to each Employee Plan and each International Employee Plan, the Company has provided to the Parent current, correct and complete copies of (where applicable) (A) all plan documents, summary plan descriptions, summaries of material modifications, amendments and resolutions related to such Employee Plans; (B) the most recent determination letters received from the Internal Revenue Service (the “IRS”), and all material communications to or from the IRS or any other Governmental Authority relating to each Employee Plan; (C) the three most recent Form 5500 Annual Reports; (D) the most recent audited financial statements and actuarial valuation reports; and (E) all related agreements (including trust agreements), insurance Contracts and other Contracts which implement each such Employee Plan. Other than (i) pursuant to customary notice provisions contained in Employee Plans or International Employee Plans or (ii) as required by applicable Law, there are no material restrictions on the ability of the sponsor of each Employee Plan or International Employee Plan to amend or terminate any Employee Plan or material International Employee Plan and each Employee Plan or material International Employee Plan may be transferred by the Company to the employ of the Parent.

(b) (i) Neither the Company, any of the Employees Plans, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any of the Employee Plans or any such trust could, directly or indirectly, be subject to any civil liability or penalty pursuant to Title I of ERISA, a tax imposed pursuant to Chapter 43 of the Code, or any other liability; (ii) as of the date of this Agreement, there are no Actions pending with respect to any Employee Plan (other than routine claims for benefits) or, to the knowledge of the Company, threatened or anticipated against any Employee Plan or against the assets of any Employee Plan, or against the Company or any ERISA Affiliate, nor are there any current or, to the knowledge of the Company, threatened, Encumbrances on the assets of any Employee Plans; (iii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions or any Encumbrances; (iv) no written or oral communication has been received from any Governmental Authority concerning the funded status of any Employee Plan or any transfer of assets or liabilities from or to any Employee Plan; (v) there is no judgment, decree, injunction, rule or order of any Governmental

Authority or arbitrator outstanding against or in favor of any Employee Plan, and there are no pending or, to the knowledge of the Company, threatened audits or investigations by any Governmental Authority involving any Employee Plan; (vi) each Employee Plan conforms to, and in its operation and administration has been established and administered in all material respects in compliance with, the terms thereof and requirements of any and all statutes (including ERISA and the Code), orders, and governmental Laws (including all applicable requirements for notification, reporting and disclosure to participants of the U.S. Department of Labor, IRS or Secretary of the Treasury) and any other applicable Laws; (vii) the Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Employee Plan and are not in default under or violation of, and have no knowledge of any default or violation by any other Person with respect to, any of the Employee Plans; (viii) all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code, the terms of the Employee Plan or any collective bargaining agreement, or otherwise have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (ix) to the knowledge of the Company, no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate, to any Tax, fine, Encumbrance, penalty or other liability imposed by ERISA; and (x) no “reportable event” (as such term is defined in Section 4043 of ERISA) has occurred with respect to any Employee Plan.

(c) Each Employee Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received or is the subject of a favorable determination letter, opinion letter, or advisory letter from the IRS, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Employee Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s employee plans compliance resolution system (“EPCRS”) or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status. No Employee Plan is the subject of any pending correction or application under EPCRS.

(d) No Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, Section 302, 303, 304 or 305 of ERISA or Section 412, 430, 431 or 432 of the Code (a “Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has ever incurred any liability under such Title IV Plan, and no condition exists that presents a material risk to the Company or any of its ERISA Affiliates of incurring any liability with respect to any such Title IV Plan. No Employee Plan is, and none of the Company or any of its ERISA Affiliates has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution to, a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or single employer plan that has two or more contributing sponsors, at least two of whom are not under common control (within the meaning of Section 4063(a) of ERISA).

(e) Each Employee Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) has been operated in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the U.S. Public Health Service Act and the provisions of the U.S. Social Security Act, to the extent such requirements are applicable. No Employee Plan or other written or oral agreement exists that obligates the Company to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any current or former employee or individual consultant of the Company following such current or former employee’s or individual consultant’s termination of employment or consultancy with the Company, other than COBRA Coverage. Each Employee Plan has been operated and administered in all material respects with the requirements of The Patient Protection and Affordable Care Act (Public Law Number 111-148) and the Health Care and Education Reconciliation Act of 2010 (Public Law Number 111-152), in each case as amended, to the extent applicable. No Employee Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code.

(f) Each compensation arrangement between the Company and a service provider and each Employee Plan that is subject to Code Section 409A is in operational and documentary compliance in all material respects with the applicable requirements of Code Section 409A and all applicable IRS and Treasury Department guidance issued thereunder. Each equity award that has been granted to any current or former service provider is exempt from Code Section 409A.

(g) Except as set forth in Schedule 3.10(g) of the Disclosure Schedule, no Employee Plan exists that, as a result of the execution of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (whether alone or in connection with any other events), could (i) result in severance pay or any increase in severance pay upon any termination of employment or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Plans.

(h) Each Employee Plan may be amended or terminated without liability to the Company, other than liability for accrued benefits through the date of the amendment or termination and administrative costs of amending or terminating the Employee Plan.

(i) All workers’ compensation benefits pursuant to any Employee Plan paid or payable to any current or former employee, director or other service provider of or to the Company are fully insured by a third party insurance carrier.

(j) There are no Employee Plans or International Employee Plans and there are no other Contracts, plans or arrangements (written or otherwise) covering any current or former employee, director, officer, stockholder or independent contractor of the Company that, individually or collectively, could give rise to the payment of any amount or benefit that would not be deductible pursuant to the terms of Section 280G of the Code.

(k) Except as set forth in Schedule 3.10(k) of the Disclosure Schedules or as would not result in material liability, (i) each International Employee Plan is, and has been established, registered, qualified, administered, operated, funded and invested, in each case, where required, in compliance with the terms thereof and all applicable Laws and all Tax clearances and approvals necessary to obtain favorable Tax treatment for the Company or its Subsidiaries or the participants in the International Employee Plans have been obtained and not withdrawn and no act or omission has occurred which has or could prejudice any such tax clearance or approval; (ii) with respect to each International Employee Plan, all required filings and reports have been made in a timely manner with all Governmental Entities; (iii) all obligations of the Company and its Subsidiaries to or under the International Employee Plans (whether pursuant to the terms thereof or any applicable Laws) that have become due as of the date hereof have been satisfied, and there are no outstanding defaults or violations by the Company or any of its Subsidiaries with respect to such obligations; (iv) full payment has been made in a timely manner of all amounts which are required to be made as contributions, payments or premiums to or in respect of any International Employee Plan under applicable Law or under any International Employee Plan; (v) if required under applicable Laws to be funded or book reserved, any such International Employee Plan is funded or book reserved, as appropriate, to the extent so required by applicable Laws; (vi) no Taxes, penalties or fees are owing, assessable and delinquent under any such International Employee Plan; (vii) no event has occurred with respect to any registered International Employee Plan that would result in the revocation of the registration of such International Employee Plan, or which would entitle any Person (without the consent of the sponsor of such International Employee Plan) to wind up or terminate any such International Employee Plan, in whole or in part, or could otherwise reasonably be expected to have an adverse effect on the Tax status of any such International Employee Plan; (viii) there have been no withdrawals of assets or transfers from any International Employee Plan, except in accordance with applicable Laws; (ix) neither the Company nor any of its Subsidiaries has any liability under any International Employee Plan with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond such Person’s retirement or other termination of service, other than coverage mandated by applicable Law; and (x) no International Employee Plan Beneficiary has made any claim against the Company in respect of any of the International Employee Plans.

(l) With respect to the International Employee Plans that provide or contribute towards pension, lump sum, death or ill-health benefits (together, “Retirement Benefits”) for any International Employee Plan Beneficiary (each an “International Pension Plan”) and except as would not result in material liability:

(i) The International Pension Plans set forth in Schedule 3.10(l)(i) of the Disclosure Schedules are the only arrangements under which the Company or any of its Subsidiaries has or may have any legally binding obligation to provide or contribute towards Retirement Benefits in respect of International Employee Plan Beneficiaries and no proposal or announcement has been made to any such Person about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other Retirement Benefits. Neither the Company nor any Subsidiary has had an obligation to provide such benefits under any other arrangement in the past.

(ii) All contributions, insurance premiums, Tax and expenses due to and in respect of each International Pension Plan have been duly paid. All cash lump sum benefits payable under the International Pension Plans on the death of a member of the International Pension Plans are fully insured, and each member has been covered by that insurance company at its usual rates and on its usual terms for persons in good health.

(iii) The International Pension Plans each comply with and have been administered in accordance with all applicable legal and administrative requirements, and the requirements of any competent Governmental Authority and the trusts, powers and provisions of such International Pension Plan.

(m) Each Person who performs or renders (or has performed or rendered) services to or for the Company has been, and is, properly classified by the Company as an employee or independent contractor under applicable Law. All Persons classified as independent contractors of the Company or its Subsidiaries satisfy and have at all times satisfied the requirements of applicable Law to be so classified. The Company has fully and accurately reported such Persons’ compensation on IRS Forms 1099 or similar forms when required to do so. Except as may be required under applicable Law with respect to foreign Persons, neither the Company nor any of its Subsidiaries has and has ever had any obligations to provide benefits with respect to such Persons under any Employee Plan, International Employee Plan or otherwise. The Company does not employ, and has not employed, any “leased employees” as defined in Section 414(n) of the Code.

Section 3.11 Labor and Employment Matters.

(a) Schedule 3.11(a)(1) of the Disclosure Schedules identifies: (i) all directors and officers of the Company and its Subsidiaries and their respective titles; (ii) all employees and consultants employed or engaged by the Company or its Subsidiaries as of the date hereof; and (iii) for each individual identified in clause (i) or (ii), such Person’s annual base salary and bonus opportunity for 2013, job title and date of hire. Schedule 3.11(a)(2) of the Disclosure Schedules sets forth a true complete and accurate list, as of the most recent regular payroll date preceding the date of this Agreement, of all accrued vacation time for all employees of the Company or its Subsidiaries and the value of all such accrued vacation time based on each such employees’ compensation level then in effect as of the Effective Time.

(b) Except as set forth on Schedule 3.11(b) of the Disclosure Schedules or to the extent required by applicable Law, there are no Contracts providing for a notice period prior to termination, acceleration benefits, or severance benefits between the Company, on the one hand, and any current or former Holder, Affiliate, officer, director, employee, consultant, labor organization or other representative of any of the Company’s employees, on the other hand, nor is any such Contract presently being negotiated.

(c) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries. To the knowledge of the Company, there are no, and during the past five years have been no, organizing activities or collective bargaining arrangements that could affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees or independent contractors of the Company or any of its Subsidiaries. There is no, and during the past five years there has been no, labor dispute, employment-related grievance, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, nor is there any basis for any of the foregoing.

(d) The Company and its Subsidiaries are, and during the shorter of (i) the past five years or (ii) the relevant historical period of any applicable statute of limitations, have been, in compliance in all material respects with all applicable Laws, Contracts and policies respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors, including the obligations of the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”) and any similar state or local Law, and all other notification and bargaining obligations arising under Law or otherwise. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority. None of the Company’s or its Subsidiaries’ employment policies or practices are currently being audited or investigated by any Governmental Authority or court. Neither the Company nor its Subsidiaries has effectuated a “plant closing” or “mass layoff” (as those terms are defined in WARN or similar Laws) affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or its Subsidiaries without complying with all provisions of WARN or similar Laws or implemented any early retirement or window program, nor has the Company or its Subsidiaries planned or announced any such action or program for the future.

(e) The Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. The Company and each of its Subsidiaries have paid in full to all their respective employees and consultants or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees or consultants.

(f) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress.

(g) There has not been, and the Company does not anticipate or have any reason to believe that there will be, any adverse change in relations with employees as a result of the announcement of the transactions contemplated by this Agreement. To the knowledge of the Company, no current employee or officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

(h) Neither the Company nor, to the knowledge of the Company, any of the Company’s or any Subsidiary’s employees or consultants is obligated under any Contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or Governmental Authority that would interfere with the use of such Person’s best efforts to promote the interests of the Company or that would conflict with the Company’s business as conducted and as proposed to be conducted.

(i) All of the Company’s and its Subsidiaries’ employees are “at will” employees, subject to any termination notice provisions included in employment agreements or required under applicable Law.

Section 3.12 Title to, Sufficiency and Condition of Assets.

(a) The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice. The tangible assets owned or leased by the Company and its Subsidiaries constitute all of the tangible assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted. None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than Permitted Encumbrances.

(b) All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

This Section 3.12 does not relate to real property or interests in real property, such items being the subject of Section 3.13, or to Intellectual Property, such items being the subject of Section 3.14.

Section 3.13 Real Property.

(a) Schedule 3.13(a) of the Disclosure Schedules sets forth a true and complete list of all Owned Real Property and all Leased Real Property. Each of the Company and its Subsidiaries has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. To the Company’s knowledge, no parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or, to the Company’s knowledge, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or, to the Company’s knowledge, any other party thereto.

(b) There are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Company or any of its Subsidiaries for the current or contemplated use of such real property. There are no latent defects or adverse physical conditions affecting the Owned Real Property or Leased Real Property in any material respect.

Section 3.14 Intellectual Property.

(a) Schedule 3.14(a) of the Disclosure Schedules sets forth, for the Intellectual Property owned, or exclusively licensed, by the Company, a true and complete list of (i) all United States and foreign Intellectual Property registrations and applications, indicating each as a patent, trademark, copyright or domain name and the applicable jurisdiction, registration number (or application number) and date issued or filed; and (ii) all filings, fees or other actions with respect to such Intellectual Property falling due within 90 days after the Closing Date.

(b) Schedule 3.14(b) of the Disclosure Schedules sets forth a true and complete list of all Products currently being commercially provided by the Company or under development and currently scheduled for release within six months after the date hereof.

(c) All Intellectual Property set forth on Schedule 3.14(a) of the Disclosure Schedules is subsisting, unexpired, not abandoned, currently in compliance with all legal requirements, not subject to any other filings, fees or other actions falling due within 90 days after the Closing Date and is valid and enforceable. No actions are necessary within 90 days after the Closing Date to avoid a statutory bar to patentability of any material unregistered patentable invention owned by the Company.

(d) The Company (i) solely and exclusively owns, free and clear of all Encumbrances and interests of third parties, the Intellectual Property set forth on Schedule 3.14(a) of the Disclosure Schedules and (ii) owns or has the valid right to use, free and clear of all Encumbrances, all other Intellectual Property owned or used by or used in the conduct of the Company’s business as currently conducted, including all Intellectual Property rights that are embodied in or that protect any Products. All Intellectual Property owned by the Company or exclusively licensed by the Company, is fully assignable by the Company to any Person, without payment to a third party, consent of any Person or other condition or restriction. No royalties, honoraria or other fees are payable by the Company to any third parties with respect to any Products or any Intellectual Property owned by the Company, or exclusively licensed by the Company, that is used in the conduct of the Company’s business. The items required to be set forth on Schedule 3.14(a) and Schedule 3.14(b) of the Disclosure Schedules, together with the Intellectual Property licensed under the Material Contracts listed on Schedule 3.17(a)(xii) of the Disclosure Schedules constitute all the material Intellectual Property and Products necessary to conduct the business of the Company as currently conducted or currently contemplated to be conducted.

(e) The Company has taken commercially reasonable actions to maintain, police and protect its Intellectual Property and the ownership, validity, scope and value of its Intellectual Property, including any Intellectual Property embodied in or covering any of the Products. All employees, contractors or consultants of the Company who have contributed to the creation, invention or development of any Intellectual Property that is owned or used by the Company in the conduct of the business as currently conducted (including any Intellectual Property that is embodied in or protects any of the Products) have signed written agreements ensuring that all such Intellectual Property are owned exclusively by the Company. The Company has taken commercially reasonable actions to ensure that the trade secret status and confidentiality of its material trade secrets and of any other proprietary information has been maintained, and has disclosed such trade secrets only pursuant to written confidentiality agreements (true and complete copies of which have been provided to the Parent). No material trade secrets of the Company have been disclosed to or accessed by any other third party without such agreement in place between the Company and such third party between the Company and such third party.

(f) The conduct of the Company’s business as currently conducted (and its employees’ and consultants’ performance of their duties in connection therewith) and the use or exploitation of the Company’s Intellectual Property and Products, have not infringed, misappropriated, violated or diluted, and do not infringe, misappropriate, violate or dilute (“Infringe”), any Intellectual Property of any Person or any Person’s rights under the laws of defamation, libel or privacy, and to the knowledge of the Company, the Intellectual Property of the Company is not being Infringed by any Person; and (ii) as of the date of this Agreement, there is no Action pending or outstanding, threatened in writing delivered to the Company or, to the knowledge of the Company, verbally threatened, that seeks to limit or challenge or that concerns the ownership, use, validity, scope, registrability or enforceability of any Intellectual Property purportedly owned by the Company or any Products, and the Company has received no written notice of the same, and, to the knowledge of the Company, there is no valid basis for the same. The Company has the right to bring Actions for infringement of all Intellectual Property owned by or exclusively licensed to the Company.

(g) All Software, Systems and Websites owned or used by the Company, including all Products, (i) are free from any material defect, bug, virus, or programming, design or documentation error or other malfunction that would have a material adverse effect on the operations of the Company’s Websites; (ii) are fully functional and operate and run in a reasonable and efficient business manner for their intended use and for the operation of the business as currently conducted; and (iii) conform in all material respects to the specifications and purposes thereof. There has not been any malfunction with respect to any of the Systems since January 1, 2010 that has not been remedied or replaced in all material respects. The Company owns or has rights to access and use all Systems used to process, store, maintain and operate data, information and functions used in connection with the business as currently conducted, including systems to operate payroll, accounting, billing and receivables, payables, inventory, asset tracking, customer service and human resources functions. The Company has taken reasonable steps in accordance with industry standards to secure the Systems from unauthorized access or use by any Person, and to maintain the continued, uninterrupted and error-free operation of the Systems. The use of the data in connection with the business as currently conducted does not infringe or violate the rights of any Person or otherwise violate any laws or regulation.

(h) None of the Software owned or used by the Company, uses, incorporates, interacts with, is a derivative of or has embedded in it any Software code that (i) is subject to an “open source,” “copyleft” or other similar type of license (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache, Public Domain licenses and the like) (any such license being referred to herein as an “Open Source License”) that would subject any proprietary source code of the Company to the terms of such Open Source License or (ii) would otherwise require the public distribution, contribution, licensing or public disclosure of such proprietary source code or impose limitations on the Company’s right to require payments in connection therewith.

(i) No Products and no Intellectual Property owned by the Company are subject to any agreement with any third party pursuant to which the Company has, or could be required to deposit into escrow the source code of such Products or Intellectual Property or pursuant to which access to the source code of such Products or Intellectual Property is or would be granted to a third party. There has been no unauthorized disclosure of any of the Company’s proprietary source code.

(j) No other Person has an exclusive right or license to use any Products or any Intellectual Property owned by the Company. The consummation of the transactions contemplated by this Agreement will not result in the material loss or impairment or other material modification of, or payment of any material additional amounts with respect to, the Company’s rights under any agreement relating to Intellectual Property owned or used by the Company in the conduct of its business as currently conducted or any Products.

(k) (i) The Company fully complies with all relevant Laws and regulations relating to its Intellectual Property (including the U.S. Digital Millennium Copyright Act and any foreign equivalents), and (ii) the Company has operated its business to obtain, maintain and maximize all applicable protections under the “safe harbors” of 47 U.S.C. § 230 and 17 U.S.C. § 512 (including by following the procedures set forth on Schedule 3.14(k) of the Disclosure Schedules). The Company responds promptly to all complaints received by the Company relating to Intellectual Property infringements, other violations of the Law, and other inappropriate conduct occurring on, through or in connection with its Products and the other Software, Systems and Websites used by the Company.

Section 3.15 Taxes.

(b) Each of the Company and its Subsidiaries has timely filed (or has had timely filed on its behalf) with the appropriate Governmental Authorities all Returns required to be filed by it (taking into account for this purpose any extensions), and such Returns are true, correct and complete in all material respects.

(c) Each of the Company and its Subsidiaries has timely paid all material Taxes that have become due and payable by it for all taxable periods ending on or before the date hereof. The reserve for Tax liability (not to include any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the Interim Financial Statements is sufficient as of its date for the payment of any accrued and unpaid Taxes of the Company and its Subsidiaries. All Taxes of the Company and its Subsidiaries accrued following the end of the most recent period covered by the Interim Financial Statements have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in the Company’s and its Subsidiaries’ operating results).

(d) Each of the Company and its Subsidiaries has withheld or collected all material Taxes that it has been required to withhold or collect and, to the extent required when due, has timely paid such Taxes to the proper Governmental Authority.

(e) No claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or a Subsidiary is or may be subject to taxation by, or required to file any Return in, that jurisdiction.

(f) The statutes of limitations with respect to all income Tax Returns of the Company and its Subsidiaries through December 31, 2008 have expired. There are in effect no waivers of applicable statutes of limitations with respect to any Taxes owed by the Company or any of its Subsidiaries for any year.

(g) None of the Company or any of its Subsidiaries is a party to any Action by any Governmental Authority in respect of any Tax, nor does the Company or its Subsidiaries have knowledge of any pending or threatened Action by any Governmental Authority in respect of any Tax.

(h) No Returns are currently the subject of an audit. All deficiencies asserted or assessments made against the Company or any of its Subsidiaries as a result of any examinations by any Governmental Authority have been fully paid.

(i) There are no Tax liens on the assets of the Company or any of its Subsidiaries other than liens for Taxes not yet past due or for Taxes the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) None of the Company or any of its Subsidiaries is a party to any Contract providing for the allocation, indemnification or sharing of Taxes, nor is a party to or bound by any offer in compromise, closing agreement, gain recognition agreement, private letter ruling or other written agreement with any Governmental Authority with respect to Taxes.

(k) None of the Company or any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than a group the common parent of which was the Company). None of the Company or any of its Subsidiaries has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor, by contract or otherwise.

(l) None of the Company or any of its Subsidiaries has agreed to make, or is it required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws for any Post-Closing Tax Period by reason of a change in accounting method or otherwise for a Pre-Closing Tax Period. None of the Company or any of its Subsidiaries has taken any action that could defer a liability for Taxes from any Pre-Closing Tax Period to any Post-Closing Tax Period, including pursuant to Section 108(i) of the Code, any open transaction that occurred on or prior to the Closing Date, or with respect to any prepaid amount received on or prior to the Closing Date, but excluding any installment sale that occurred on or prior to the Closing Date.

(m) None of the Company or any of its Subsidiaries has engaged in any “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) or Section 6111 of the Code or any analogous provisions of state or local law. Each of the Company and its Subsidiaries has disclosed on its federal Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

Section 3.16 Environmental Matters.

(a) Each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws. None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past five years, nor is there any reasonable basis for any notice, communication or complaint from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(b) Each of the Company and its Subsidiaries holds all Environmental Permits, and is and has been in compliance therewith. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

(c) For purposes of this Agreement:

(i) “Environmental Laws” means: any Laws of any Governmental Authority relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

(ii) “Environmental Permits” means all Permits required under any Environmental Law.

(iii) “Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

Section 3.17 Material Contracts.

(a) Except as set forth in Schedule 3.17(a) of the Disclosure Schedules, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth in Schedule 3.17(a) of the Disclosure Schedules being “Material Contracts”):

(i) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract;

(ii) any Contract relating to or evidencing (A) Funded Indebtedness or (B) Other Indebtedness;

(iii) any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;

(iv) any Contract with any Governmental Authority;

(v) any Contract with any Related Party of the Company or any of its Subsidiaries (other than employment or consulting arrangements or employee benefit plans);

(vi) any employment or consulting Contract or any severance, retention, or similar Contract, in each case, that results in any obligation of the Company to make any payment following either the consummation of the transactions contemplated hereby, termination of employment (or the relevant relationship) or both and any labor or collective bargaining Contracts (if any);

(vii) any Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(viii) any Contract that requires a consent to (or otherwise contains a provision relating to a “change of control”) the transactions contemplated by this Agreement or the Ancillary Agreements to which the Company is a party;

(ix) any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $100,000;

(x) any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $100,000;

(xi) any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person (excluding any Contract with a customer that is not in the Company’s top 25 customers based on sales during the 12 months ended June 30, 2013);

(xii) any Contract relating in whole or in part to any license of Intellectual Property to the Company (excluding any (A) immaterial “shrink wrap”, terms of use or similar generally available commercial end-user license to software that is not redistributed with or used in the development or provision of the Products and (B) confidentiality, secrecy or non-disclosure agreement entered into in the ordinary course of business);

(xiii) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to the Company or any of its Subsidiaries;

(xiv) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries (excluding any Contract on the Company’s standard form granting any Option or other award under the Option Plan);

(xv) any Contract relating to settlement of any administrative or judicial proceedings within the past five years;

(xvi) any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or any of their respective businesses; and

(xvii) any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $100,000 on an annual basis or in excess of $500,000 over the current Contract term or (B) has a term greater than one year and cannot be cancelled by the Company or a Subsidiary of the Company without penalty or further payment and without more than 30 days’ notice.

(b) Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (ii) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies. None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor, as of the date of this Agreement has the Company or any of its Subsidiaries received any claim of any such breach, violation or default. The Company has delivered or made available to the Parent true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.18 Affiliate Interests and Transactions.

(a) No Related Party of the Company or any of its Subsidiaries: (i) to the Company’s knowledge, owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their business (other than solely by virtue of such Person’s ownership of less than 5% of the outstanding stock of publicly traded companies); (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries; or (iii) has or has had any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms. Notwithstanding anything to the contrary in this Agreement, no disclosure shall be required under this Section 3.18(a) with respect to any portfolio company of a venture capital, private equity or angel investor in the Company or any of their Affiliates.

(b) Except for this Agreement, there are no Contracts by and between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Company or any its Subsidiaries, on the other hand, pursuant to which such Related Party provides any assets, properties, support or other services to or from the Company or any of its Subsidiaries (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

(c) There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, any Related Party of the Company or any of its Subsidiaries, in each case other than for services rendered to the Company or any its Subsidiaries by such Related Party in his or her capacity as an employee of the Company or any its Subsidiaries.

Section 3.19 Insurance. Schedule 3.19 of the Disclosure Schedules sets forth a true and complete list as of the date of this Agreement of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company or any of its Subsidiaries, together with the carriers and liability limits for each such policy. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. As of the date of this Agreement, the Company has not received written notice of, nor to the knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. As of the date of this Agreement, no claim currently is pending under any such policy set forth on Schedule 3.19 of the Disclosure Schedules. Schedule 3.19 of the Disclosure Schedules identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. The types and amounts of coverage provided by the insurance policies set forth on Schedule 3.19 of the Disclosure Schedules are usual and customary in the context of the size and financial resources of the Company and the business and operations in which the Company and its Subsidiaries are engaged. The activities and operations of the Company and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which the Company is a party will not cause a cancellation or reduction in the coverage of such policies.

Section 3.20 Brokers. Except for Morgan Stanley & Co. LLC, the fees and expenses of which will constitute Transaction Expenses and be paid at Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to the Parent a complete and correct copy of all agreements between the Company and Morgan Stanley & Co. LLC pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

Section 3.21 Privacy and Security.

(b) The Company complies with all applicable Laws (including the Children’s Online Privacy Protection Act and California Civil Code section 1798.81.5), reputable industry practice, standards, self-governing rules and policies and their own published, posted and internal agreements and policies (which are in conformance with reputable industry practice) (“Privacy Laws”) with respect to: (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of visitors who use the Company’s Websites; (ii) non-personally identifiable information (including such Personal Information of visitors who use the Company’s Websites; (iii) spyware and adware; (iv) the procurement or placement of advertising from or with reputable Persons and Websites; (v) the use of Internet searches associated with or using particular words or terms; and (vi) the sending of solicited or unsolicited electronic mail messages.

(c) The Company posts policies with respect to the matters set forth in Section 3.21(a) on its Websites in conformance with Privacy Laws. The Company’s privacy policy discloses how the Company uses, collects, or receives any Personal Information or sensitive non-personally identifiable information and the Company is in compliance in all material respects with the terms of its published privacy policy.

(d) (i) To the Company’s knowledge, the advertisers and other Persons with which the Company has contractual relationships have not breached any agreements or any Privacy Laws pertaining to Personal Information and to non-personally identifiable information (including Privacy Laws regarding spyware and adware), (ii) the Company does not serve advertisements into advertising inventory created by downloadable Software that launches without a user’s express activation, and (iii) the Company has not received (and does not have knowledge of) a material volume of consumer complaints relative to Software downloads that resulted in the installation of any of the Company’s tracking technologies.

(e) The Company takes reasonable steps to protect the operation, confidentiality, integrity and security of its Software, Systems and Websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same.

Section 3.22 Customers and Suppliers.

(a) Schedule 3.22(a) of the Disclosure Schedules sets forth a true and complete list of (i) the names and addresses of all customers of the Company and its Subsidiaries that is one of the top 25 customers based on sales during the 12 months ended June 30, 2013, (ii) the amount for which each such customer was invoiced during such period and (iii) the percentage of the consolidated total sales of the Company and its Subsidiaries represented by sales to each such customer during such period. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, oral notice that any of such customers (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or its Subsidiaries or (B) has sought, or is seeking, to reduce the price it will pay for the products or services of the Company or its Subsidiaries.

(b) Schedule 3.22(b) of the Disclosure Schedules sets forth a true and complete list of (i) all suppliers of the Company and its Subsidiaries from which the Company or a Subsidiary ordered products or services that is one of the top 25 suppliers based on invoices during for the 12 months ended June 30, 2013 and (ii) the amount for which each such supplier invoiced the Company or such Subsidiary during such period. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, oral notice that there has been any material adverse change in the price of such supplies or services provided by any such supplier, or that any such supplier will not continue to sell supplies or services to the Company and its Subsidiaries on terms and conditions substantially the same as those used in its current sales to the Company and its Subsidiaries, subject to general and customary price increases.

Section 3.23 Disclosure. None of the information included in the information statement relating to the meeting of Holders to be held in connection with the Merger (the “Company Holders Meeting”), or action by written consent in lieu thereof (such information statement, together with all amendments and supplements thereto, in the form mailed or delivered to Holders, the “Information Statement”) will, at the date delivered to such Holders and at the date of such meeting or consent, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which made, not misleading. The Information Statement, insofar as it relates to the Company Holders Meeting or a solicitation of written consents from Holders for approval of this Agreement and the transactions contemplated hereby, will comply as to form in all material respects with the provisions of the Constituent Documents, Delaware Law and California Law.

Section 3.24 Securities Law.

(a) Each Holder is acquiring the shares of Parent Common Stock for its own account, and not with a view to any distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The Company has provided each Holder with the opportunity to ask questions regarding the Parent and to receive to its satisfaction such information about the business and financial condition of the Parent as it considers necessary or appropriate for deciding whether to consummate the transactions contemplated hereby, and such Holder is fully capable of understanding and evaluating the risks associated with the ownership of the shares of Parent Common Stock.

(b) Each Holder has conducted its own diligence investigation with respect to the merits and risks associated with its ownership of the shares of Parent Common Stock as it deems appropriate. No Holder is relying on nor has relied on (i) any representation by the Parent or any affiliate or representative of the Parent, other than the representations and warranties of the Parent hereunder or (ii) any due diligence or other investigation conducted by any other Holder.

(c) Such Holder acknowledges (i) except as contemplated by the Resale Registration Statement, that the shares of Parent Common Stock will not be registered under the Securities Act or under the securities Laws of any state and must be held by such Holder indefinitely unless the resale of the shares of Parent Common Stock is subsequently registered under the Securities Act and any applicable state securities law or an exemption from such registration becomes or is available and (ii) in addition to any legend required by Law or any other agreement by which such Holder is bound, the Parent shall place the following legend on any certificate representing the shares of Parent Common Stock:

“THE TRANSFERABILITY OF THESE SECURITIES IS SUBJECT TO RESTRICTION. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE REOFFERED AND SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THESE SECURITIES ARE SUBJECT TO

CONTRACTUAL LIMITATIONS ON RESALE AS PROVIDED IN THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 5, 2013, BY AND AMONG AOL INC., CARMEL MERGER CORPORATION, ADAP.TV, INC. AND SHAREHOLDER REPRESENTATIVE SERVICES LLC.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PARENT AND MERGER SUB

The Parent and Merger Sub hereby represent and warrant to the Company as of the date hereof and, contingent upon the Closing occurring, as of the Closing Date as follows:

Section 4.1 Organization. Each of the Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2 Authority.

(a) Each of the Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of the Parent and Merger Sub and by the Parent as the sole stockholder of Merger Sub. No other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Parent or Merger Sub will be a party will have been, duly executed and delivered by the Parent and Merger Sub, as applicable, and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Parent or Merger Sub will be a party will constitute, the legal, valid and binding obligations of the Parent and Merger Sub, as applicable, enforceable against the Parent and Merger Sub, as applicable, in accordance with their respective terms.

(b) All shares of Parent Common Stock to be issued as Closing Stock Merger Consideration pursuant to this Agreement, when so issued, will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any Contract to which Parent is a party or by which it is bound.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by each of the Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of the Parent or Merger Sub;

(ii) conflict with or violate any Law applicable to the Parent or Merger Sub; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Parent or Merger Sub is a party.

(b) Neither the Parent nor Merger Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 4.4 Financing. The Parent at the Closing will have sufficient funds to permit the Parent or Merger Sub to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger.

Section 4.5 SEC Filings. The Parent has filed all forms, statements, schedules, documents and reports required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2010 (the “SEC Filings”). The SEC Filings (i) were prepared in accordance with and complied with the requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed, contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) of the Parent included in the SEC Filings complied, when filed, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments and the absence of footnotes).

Section 4.6 No Other Representations. The Parent hereby acknowledges that other than the representations and warranties made in Article III, none of the Company, its Affiliates, or any of their Representatives make or have made, and Parent is not relying and has not relied on, any representation or warranty, express or implied, at law or in equity, with respect to the Company or its Subsidiaries or the subject matter of this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, unless the Parent shall otherwise agree in writing, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice; and the Company shall, and shall cause each of its Subsidiaries to use commercially reasonable efforts to (i) preserve substantially intact the business organization and assets of the Company and its Subsidiaries; (ii) keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries; (iii) preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations; and (iv) keep and maintain the assets and properties of the Company and its Subsidiaries in good repair and normal operating condition, wear and tear excepted. By way of amplification and not limitation, between the date of this Agreement and the Closing Date, neither the Company nor any of its Subsidiaries shall do, or propose to do, directly or indirectly, any of the following, in each case except (A) as necessary to comply with applicable Laws, (B) as consented to in writing by Parent, or (C) as set forth on Schedule 5.1 of the Disclosure Schedules:

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (i) any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or any of its Subsidiaries or (ii) any properties or assets of the Company or any of its Subsidiaries, other than sales or transfers of inventory in the ordinary course of business consistent with past practice (other than (A) issuances of Common Stock upon conversion of Preferred Stock, (B) issuances of Common Stock or Preferred Stock upon the exercise of Options or Warrant, (C) issuances of no more than 260,000 shares of Restricted Stock with terms and conditions reasonably acceptable to the Parent in full satisfaction of any and all obligations to grant Options to recently hired employees, (D) issuances of no more than 80,000 shares of Restricted Stock to new hires who have commenced employment with the Company or a Subsidiary prior to the Closing as permitted under Section 5.1(k)(v) as reasonably acceptable to the Parent, and the exercise of any contractual repurchase rights or rights of first refusal, and (E) issuances of no more than 480,000 shares of Restricted Stock to individuals who are employed by Company or any of its Subsidiaries as of the date of this Agreement, to such individuals and in such respective amounts as directed by Parent, in consultation with the Company, prior to the Closing);

(c) declare, set aside, make or pay any non-cash dividend or other distribution on or with respect to any of its capital stock or other equity or ownership interest;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or ownership interest or make any other change with respect to its capital structure;

(e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(f) except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s corporate structure;

(g) incur any Funded Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business consistent with past practice; provided, that in no event shall the Company or any of its Subsidiaries (i) incur, assume or guarantee any long-term indebtedness for borrowed money or (ii) make any optional repayment of any indebtedness for borrowed money;

(h) amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder, or enter into any Material Contract other than in the ordinary course of business consistent with past practice;

(i) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $250,000 or capital expenditures that are, in the aggregate, in excess of $500,000 for the Company and its Subsidiaries taken as a whole;

(j) enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $500,000 per year in any single case;

(k) (i) increase the cash compensation payable or to become payable to its directors, officers, employees, independent contractors or consultants, except for normal merit and cost-of-living increases for employees consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries and who receive less than $150,000 in total annual cash compensation from the Company or any of its Subsidiaries; (ii) grant any new bonus severance or termination payment to, or pay, loan or advance any amount to, any present or former director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries; (iii) establish, adopt, enter into or amend any Employee Plan or International Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement; (iv) forgive or discharge in whole or in party any outstanding loans or advances to any present or former employee, independent contractor or consultant of the Company or any of its Subsidiaries; or (v) hire any Person as an employee, independent contractor or consultant of the Company or any of its Subsidiaries or terminate any employee, independent contractor or consultant of the Company or any of its Subsidiaries, except hiring of employees, independent contractors or consultants (A) in the ordinary course of business consistent with past practice to fill open job requisitions listed on the Company’s website as of the date of this Agreement or (B) to fill in the ordinary course of business consistent with past practice existing non-officer positions that may become vacated due to terminations or resignations.

(l) enter into any Contract with any Related Party of the Company or any of its Subsidiaries;

(m) make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(n) make, revoke or modify any Tax election, settle or compromise any Tax liability or file any Return other than on a basis consistent with past practice;

(o) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount exceeding $250,000 individually, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice or Transaction Expenses;

(p) cancel, compromise, waive or release any material right or claim other than in the ordinary course of business consistent with past practice;

(q) permit the lapse of any material existing policy of insurance relating to the business or assets of the Company and its Subsidiaries;

(r) permit the lapse of any material right relating to Intellectual Property or any other material intangible asset used in the business of the Company or any of its Subsidiaries;

(s) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;

(t) commence or settle any Action, in each case other than for the routine collection of accounts receivable; or

(u) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.2 Access to Information. From the date hereof until the Closing Date, the Company and its Subsidiaries shall afford the Parent and its Representatives complete access (including for inspection and copying) at all reasonable times to the Representatives, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish the Parent with such financial, operating and other data and information as the Parent may reasonably request.

Section 5.3 No-Shop. The Company agrees that it shall not, and shall take all action necessary to ensure that none of its Subsidiaries or any of their respective Affiliates and Representatives shall, directly or indirectly (a) solicit, initiate, consider, knowingly encourage or accept any proposal or offer that constitutes an Acquisition Proposal, (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or (c) file a registration statement with respect to the issuance of the Company’s securities, including any amendments to a previously filed registration statement, with the SEC. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall notify the Parent promptly, but in any event within 24 hours, orally and in writing if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to the Parent shall indicate in reasonable detail the identity of the Person making such Acquisition Proposal, inquiry or other contact and the terms and conditions of such Acquisition Proposal, inquiry or other contact, in any such case unless doing so would violate a confidentiality, non-disclosure or similar obligation by which the Company is bound). The Company shall not, and shall cause its Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party, without the prior written consent of the Parent. For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Merger): (i) any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of the Company or any of its Subsidiaries or assets of the Company or any of its Subsidiaries (other than inventory to be sold in the ordinary course of business consistent with past practice), (ii) any merger, consolidation or other business combination relating to the Company or any of its Subsidiaries or (iii) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, neither (A) the conversion of shares of Preferred Stock into shares of Common Stock, nor (B) the issuance of shares of Common Stock or Preferred Stock upon the valid exercise of Options or Warrant, shall (x) constitute an Acquisition Proposal, (y) give rise to any obligation of the Company or any of its Subsidiaries pursuant to this Section 5.3, or (z) constitute an action prohibited by this Section 5.3.

Section 5.4 Company Holder Approval. Immediately following the execution and delivery of this Agreement, the Company shall distribute the Written Consents for the purpose of obtaining the Company Holder Approval, and the Company shall deliver evidence of the receipt of such Company Holder Approval to the Parent.

Section 5.5 Information Statement. As promptly as reasonably practicable following the execution and delivery of this Agreement, the Company shall mail to Holders that did not provide their Written Consent, as set forth in Section 5.4, the Information Statement for such Holders to approve the Merger, adopt this Agreement in accordance with Section 228 of Delaware Law and to be informed of their rights under Section 262 of Delaware Law and Chapter 13 of California Law. The Company shall promptly advise the Parent in writing if at any time prior to the Effective Time the Company obtains knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained therein not misleading. The Information Statement shall contain the unanimous recommendation of the Board of Directors of the Company that the Holder approve and adopt this Agreement and the transactions contemplated hereby and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are fair and reasonable to the Holders. The Company will provide copies of drafts of the Information Statement to the Parent and will mail the Information Statement to Holders only after the Parent and its legal counsel shall have approved and agreed to the content of the disclosure of the Information Statement, which approval and agreement shall not be unreasonably withheld, conditioned or delayed.

Section 5.6 Notification of Certain Matters. The Company shall give prompt written notice to the Parent of (i) the occurrence of any change, condition or event, the occurrence of which would cause the condition set forth in the first sentence of Section 7.3(a) to not be satisfied if such change, condition or event occurred immediately prior to the Closing, (ii) the occurrence of any Material Adverse Effect, (iii) any failure of the Company or any of its Subsidiaries to perform any obligation or agreement or comply with any covenant or condition required by this Agreement or any Ancillary Agreement to which the Company is a party, which such failure would cause the condition set forth in the second sentence of Section 7.3(a) to not be satisfied if such failure occurred immediately prior to the Closing, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (v) any Action pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement or the Ancillary Agreements; provided however, that that the Company’s unintentional failure to give notice under this Section 5.6 shall not be deemed to be a breach of covenant under this Section 5.6 but instead shall constitute only a breach of the underlying representation or warranty or covenant or condition, as the case may be.

Section 5.7 Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement or the Ancillary Agreements, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate the effects of such statute or regulation on the transactions contemplated hereby or thereby.

Section 5.8 Equity Compensation Matters.

(b) Prior to the Effective Time, the Company shall take all actions necessary to ensure that the Warrant shall terminate as of the Effective Time and (ii) after the Effective Time, neither the Company nor any of its Subsidiaries is bound by any Option, Warrant or other equity-based right that would entitle any Person, other than the Parent or its Affiliates, to beneficially own, or receive any payments in respect of, any capital stock of the Company, the Surviving Corporation or any of their Subsidiaries.

(c) Prior to the Closing, the Company shall (i) take all actions to deliver to Parent its calculation of Potential 280G Benefits, (ii) use commercially reasonable efforts to obtain waivers from “disqualified individuals” (as such term is defined in the Treasury Regulations) where necessary and subject all Potential 280G Benefits to Holder approval, and (iii) submit for Holder approval, as described in Section 280G(b)(5) of the Code and Treasury Regulations Section1.280G-1 thereunder, all such Potential 280G Benefits.

(d) Prior to the Effective Time, Parent shall take all actions necessary to ensure that the Parent shall assume the Option Plan effective as of the Effective Time.

Section 5.9 Employment Matters.

(a) The Company shall use its commercially reasonable efforts to cooperate with the Parent in its efforts to cause not less than 70% of the Company’s and its Subsidiaries’ employees to accept employment with the Parent or its Subsidiaries and to execute and deliver an Offer Letter and CIA Agreement to be effective upon consummation of the Transaction.

(b) Prior to the Closing Date, the Company shall cooperate with Parent, if and to the extent requested by the Parent, to (i) allow the Parent and its Representatives to conduct employee orientation sessions (with such sessions to be held during scheduled work hours at times reasonably agreed to by the Company and the Parent) and to meet with employees or independent contractors of the Company or any of its Subsidiaries (either individually or in groups) during breaks, outside of scheduled work hours or as otherwise agreed to by the Company and the Parent, and (ii) provide information to employees regarding Parent’s (or any of its Subsidiaries’) employee benefit plans and allow the Parent and its representatives to conduct an open enrollment period to enable potential continuing employees to make benefit enrollment elections under such employee benefit plans of the Parent (or any of its Subsidiaries) that will be made available (if any) to continuing employees on and after the Closing.

(c) As soon as practicable following the Closing Date, Parent shall (or shall cause one or more of its Subsidiaries to) provide all individuals who are employed by Company or any of its Subsidiaries immediately prior to the Effective Time who remain employed with Parent or any Subsidiary following the Effective Time (“Continuing Employees”) with employee benefits (other than equity-based awards) that are substantially similar in the aggregate to those employee benefits provided to similarly situated employees of Parent and its Subsidiaries as of immediately prior to the Effective Time. Any individual (whether employed by the Company as of the date hereof or hired by the Company after the date hereof but prior to the Closing Date) who is not offered employment with Parent or one or more of its Subsidiaries pursuant to an Employment Document or Offer Letter that provides (i) base compensation at least equal to such individual’s base compensation at the Company as of the date hereof and (ii) base compensation and target cash incentive bonuses that are no less favorable to such individual than those in place at the Company as of the date hereof shall not be included in the denominator for purposes of the thresholds set forth in Section 5.9(a) or Section 7.3(j).

(d) As soon as practicable following the Closing Date, Parent shall (or shall cause one or more of its Subsidiaries to) provide any Continuing Employees with service credit (if applicable) with respect to all employee benefit plans and programs (other than equity plans) maintained by Parent or its applicable Subsidiaries in which the Continuing Employees participate or become eligible to participate for such Continuing Employees’ service with the Company for purposes of eligibility, participation and vesting, to the extent permitted by the applicable plan or program (except to the extent such service credit would result in a duplication of benefits). With respect to any welfare benefit plans provided under any Employee Plans maintained by Parent or its applicable Subsidiaries for the benefit of the Continuing Employees on and after the Closing Date, Parent shall (or shall cause its applicable Subsidiaries to) use commercially reasonable efforts to (i) give effect, in determining any deductible limitations, coinsurance or out-of-pocket maximums applicable to a Continuing Employee, to any amounts previously credited for such purposes under the applicable Employee Plans for the calendar year in which the Closing Date occurs, with respect to similar plans maintained by the Company and (ii) with respect to any health benefit plans maintained by Parent or its applicable Subsidiaries (excluding any disability plans maintained by Parent or its Subsidiaries), ensure that no pre-existing condition limitations or exclusion shall apply with respect to the Continuing Employees (except to the extent any such limitation or exclusion applied prior to the Closing under the applicable Employee Plan).

(e) The Company shall use commercially reasonable efforts to take all actions that may be reasonably requested by the Parent in writing prior to the Closing Date with respect to (i) causing one or more Employee Plans, International Employee Plans or arrangements with any payroll, benefits or human resources service provider to the Company or any Subsidiary to terminate or be amended as of the Closing Date or as of the day immediately preceding the Closing Date (in each case as specified by the Parent), (ii) causing benefit accrual or entitlement under any Employee Plan or International Employee Plan to cease as of the Closing Date, (iii) causing the continuation on and after the Closing Date of any insurance policy or arrangement relating to any Employee Plan or International Employee Plan and (iv) facilitating the merger of any Employee Plan or any International Employee Plan into any employee benefit plan maintained by the Parent (or any of its Subsidiaries).

(f) Nothing contained in this Section 5.9 or otherwise in this Agreement, express or implied, shall (i) be construed to restrict in any way the ability of the Parent, the

Surviving Corporation or any of their Affiliates to (A) amend, terminate or modify the duties, responsibilities or employment of any employee or independent contractor, (B) to amend, terminate or modify any Employee Plan, International Employee Plan, compensation or benefit arrangement or any other employee benefit plans or programs maintained by the Parent, the Surviving Corporation or their Affiliates at any time or from time to time or (C) grant any employee or independent contractor any special right for compensation, (ii) be treated as an amendment or other modification of any compensation or benefit arrangement of the Parent, the Company, the Surviving Corporation or any of their Affiliates, including any Employee Plan or International Employee Plan, or (iii) be construed to create any third-party beneficiary rights in any present or former employee, service provider, independent contractor, consultant, any such Person’s alternate payees, dependents or beneficiaries or any other Person, whether in respect of continued service or resumed service, compensation, benefits or otherwise. Notwithstanding anything in this Agreement to the contrary, on and after the Closing, the employment of employees by the Parent, the Surviving Corporation or any of their Affiliates (as applicable) shall be subject to the Parent’s usual terms, conditions and policies of employment, including the Parent’s policies regarding modifications of the terms and conditions of employment.

Section 5.10 Confidentiality. Each of Parent, Merger Sub and the Company shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated as of December 18, 2012 and amended as of July 17, 2013 between the Parent and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.11 Commercially Reasonable Efforts; Further Assurances.

(a) Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly (and in no event later than 10 days after the date of this Agreement) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or under applicable Law and (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. In furtherance and not in limitation of the foregoing, the Company shall permit the Parent reasonably to participate in the defense and settlement of any claim, suit or cause of action filed after the date of this Agreement relating to this Agreement, the

Merger or the other transactions contemplated hereby, and the Company shall not settle or compromise any such claim, suit or cause of action without the Parent’s written consent (which shall not be unreasonably withheld, conditioned or delayed), unless such settlement includes a release of liability and payment of only money damages which are reflected in the calculation of Estimated Cash.

(b) The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to give promptly such notice to third parties and obtain such third party consents and estoppel certificates as the Parent may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. The Parent shall cooperate with and assist the Company in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Parent shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement that the Parent in its reasonable discretion may deem adverse to the interests of the Parent or the Company or any of its Subsidiaries.

(c) Notwithstanding anything herein to the contrary, the Parent shall not be required by this Section 5.11 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of the Parent, the Company or any of their respective Affiliates or (ii) limit the Parent’s freedom of action with respect to, or its ability to consolidate and control, the Company and its Subsidiaries or any of their assets or businesses or any of the Parent’s or its Affiliates’ other assets or businesses.

Section 5.12 Termination of Indebtedness. The Company shall negotiate Debt Payoff Letters for all Funded Indebtedness. The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions reasonably requested by the Parent to facilitate the termination of all Contracts relating to Funded Indebtedness, the termination of the commitments provided thereunder, the repayment in full of all obligations then outstanding thereunder (using funds provided by the Parent) and the release of all Encumbrances in connection therewith on the Closing Date; provided, however, that in no event shall this Section 5.12 require the Company or any of its Subsidiaries to cause the termination of any Contracts relating to Funded Indebtedness other than as part of the Closing.

Section 5.13 Public Announcements. The Company and the Parent shall mutually agree on the form and timing of an initial joint press release to be issued with respect to this Agreement and the transactions contemplated hereby. In addition, the Company shall consult with and obtain the prior approval of the Parent before issuing any press release or making any other public disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public disclosure prior to such consultation and approval (except as may be required by Law, in which event the Person proposing to issue such press release or make such public disclosure shall use its commercially reasonable efforts to consult in good faith with the Parent before issuing any such press release or making any such public disclosure). Nothing in this Agreement shall prevent the Parent from making any public disclosure required by Law, including disclosure requirements of the SEC or of any applicable securities exchange.

Section 5.14 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six years from and after the Closing Date, Parent and the Surviving Corporation agree to indemnify and hold harmless, exculpate from liability, and advance expenses to all present and former officers and directors of the Company and its Subsidiaries (the “Company Indemnified Parties”) to the same extent and on the same terms as such persons are entitled to indemnification, exculpation or expense advancement by the Company as of the date of this Agreement, whether pursuant to the Constituent Documents, individual indemnification agreements, by Law or otherwise, for acts or omissions or matters which occurred or arose at or prior to the Effective Time (regardless of whether any proceeding relating to any Company Indemnified Party’s rights to indemnification, exculpation or expense advancement with respect to any such matters, acts or omissions is commenced before or after the Closing Date). Any claims for indemnification made under this Section 5.14(a) on or prior to the sixth anniversary of the Closing Date shall survive such anniversary until the final resolution thereof.

(b) Prior to the Closing Date, the Company shall purchase a six-year “tail” coverage with respect to its current directors and officers liability policy that will name the Surviving Corporation as beneficiary (the “Tail Policy”). The Company shall prepay the full premium for the Tail Policy prior to the Closing Date. Payment of any additional premiums or increases, together with any other amounts that become due to maintain the Tail Policy in the form in which it exists on the Closing Date, if any, shall be made directly by the Securityholder Representative (solely on behalf of the Holders, Optionholders and Warrantholder) after the Closing Date. The Surviving Corporation shall promptly provide the Securityholder Representative with any notice it receives regarding any obligation to pay any such additional premium or increase. After the Closing Date, the Parent and the Surviving Corporation shall not take any action to cause such Tail Policy to be canceled or terminated, except as a result of non-payment of any premiums due.

(c) The provisions of this Section 5.14 are intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Parties (or their heirs, personal representatives, successors or assigns). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation or its successors to, pay all costs and expenses (including reasonable attorneys’ fees) incurred by any Company Indemnified Party (or his or her heirs, personal representatives, successors or assigns) in any legal action brought by such person that is successful to enforce the obligations of Parent, the Surviving Corporation or its successors under this Section 5.14. The obligations of Parent, the Surviving Corporation and its successors under this Section 5.14 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Company Indemnified Party (or his or her heirs, personal representatives, successors or assigns) without the prior written consent of such Company Indemnified Party (or his or her heirs, personal representatives, successors or assigns, as applicable).

Section 5.15 Registration Statement. As promptly as reasonably practicable following the Effective Time, the Parent will file with the SEC and have declared effective (and shall keep effective for six months from the Effective Time) an automatic shelf registration statement on Form S-3 as provided in General Instruction I.D. to Form S-3 (the “Resale Registration Statement”) for the registration of the resale of the Registrable Shares. The Resale Registration Statement shall include in the Plan of Distribution, or other similar section, a description of the potential manner of resales of the Registrable Shares as is requested by the holders of the Registrable Shares and is not inconsistent with the requirements of Form S-3. Holders of the Registrable Shares shall not use the Resale Registration Statement to resell Registrable Shares except in accordance with the Resale Registration Statement and subject to the following terms, conditions and restrictions:

(a) no holder of Registrable Shares shall resell more than one-sixth of such holder’s Effective Time Shares during any of the first six consecutive one-month periods following the date on which the Resale Registration Statement becomes effective;

(b) the Parent shall have the right to suspend, and the holders of Registrable Shares shall suspend, the use of the Resale Registration Statement for resales of Registrable Shares upon prior written notice from Parent to the Securityholder Representative, for a reasonable period of time not to exceed 15 consecutive days if the chief executive officer or chief financial officer of the Parent determines in his or her good faith judgment that it would be materially detrimental to the Parent or its securityholders not to suspend the use by the holders of Registrable Shares of the Resale Registration Statement by reason of: (i) the Parent being in possession of material non-public information, so long as the chief executive officer or chief financial officer of the Company determines in good faith that the disclosure of such information during the period specified in such notice would be required to be disclosed and that such disclosure would be detrimental to the Parent or its securityholders; and (ii) a contemplated financing, acquisition, disposition, corporate reorganization, merger, or other similar transaction or other material event or circumstance affecting the Parent or its securities;

(c) Parent shall use its commercially reasonable efforts to facilitate resales of Registrable Shares by the holders of the Registrable Shares pursuant to the Resale Registration Statement and this Section 5.15, including by way of removing the restrictive legends set forth on such Registrable Shares; and

(d) notwithstanding anything herein to the contrary, each holder of Registrable Shares may (but shall not be obligated to) enter into hedging arrangements with respect to the Registrable Shares, in each case in accordance with the terms and conditions set forth on Schedule 5.15(d) of the Disclosure Schedules.

Section 5.16 Registrable Shares Indemnification.

(a) Parent shall indemnify and hold harmless each holder of Registrable Shares, such holder’s directors and officers and partners and members, each broker or dealer who participates in the offering of such Registrable Shares, each agent of such a holder

(including legal counsel and accountants) and each Person, if any, who controls (within the meaning of the Securities Act) such holder (collectively, the “Holder Indemnified Parties”), against any losses, claims, damages or liabilities, joint or several, to which they may become subject under applicable federal and state securities Laws or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of any material fact contained in the Resale Registration Statement (including any amendments or supplements thereto); (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party of applicable federal and state securities Laws, and shall reimburse each such Holder Indemnified Party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage or liability as such expenses are incurred; provided, however, that the obligations in this Section 5.16(a) shall not apply to amounts paid in settlement of any such loss, claim, damage or liability if such settlement is effected without the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that Parent shall not be liable to any Holder Indemnified Party in any such case for any such loss, claim, damage or liability to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with the Resale Registration Statement or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such holder of Registrable Shares. The obligations set forth in this Section 5.16(a) shall remain in full force and effect regardless of any investigation made by or on behalf of any such Holder Indemnified Party and shall survive the transfer of such Registrable Shares by any holder of Registrable Shares and the termination of this Agreement.

(b) Each holder of Registrable Shares severally and not jointly shall indemnify and hold harmless Parent, each of its directors and officers, each person, if any, who controls (within the meaning of the Securities Act) Parent and each agent of Parent (including legal counsel and accountants) (collectively, the “Issuer Indemnified Parties”) against any losses, claims, damages or liabilities, joint or several, to which they may become subject, under applicable federal and state securities Laws or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise solely out of or are based solely upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Resale Registration Statement (including any amendments or supplements thereto), (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the indemnifying party of applicable federal and state securities Laws, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission or violation or alleged violation was made in the Resale Registration Statement or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration; and each such Holder shall reimburse any legal or other expenses reasonably incurred by an Issuer Indemnified Party with investigating or defending any such loss, claim, damage or liability as such expenses are incurred; provided, however, that the obligations in this Section 5.16(b) shall not apply to amounts paid in settlement of any such loss, claim, damage or liability if such settlement is effected without the consent of such holder of Registrable Shares (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that the liability of each holder of Registrable Shares under this Section 5.16(b) and Section 5.16(d) shall be limited to the proceeds received by such holder of Registrable Shares from the sale of Registrable Shares covered by the Resale Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Issuer Indemnified Party, and shall survive the transfer of such Registrable Shares by any holder of Registrable Shares and the termination of this Agreement.

(c) Promptly after receipt by an indemnified party under this Section 5.16 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.16, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with all fees and expenses thereof to be paid by such indemnified party, and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party. The failure to notify an indemnifying party promptly of the commencement of any such action, if and to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5.16, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.16.

(d) Except as otherwise limited by Section 5.16(b), to the extent any indemnification by an indemnifying party is prohibited or limited by applicable Law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.16(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 5.16(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The liability of each holder of Registrable Shares hereunder by way of contribution under this Section 5.16(d) and indemnification under Section 5.16(b) shall be limited to the proceeds received by such holder of Registrable Shares from the sale of Registrable Shares covered by the Resale Registration Statement.

ARTICLE VI

TAX MATTERS

Section 6.1 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other charges and fees (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be paid one-half by the Holders, on the one hand, and one-half by the Parent, on the other hand, when due, and all necessary Returns and other documentation with respect to all such Transfer Taxes shall be prepared and filed by the party required by law to file such Returns. Each party shall provide the other party with copies of all Returns and other documentation for Transfer Taxes and evidence that such Transfer Taxes have been paid. The parties hereto shall cooperate in connection with the filing of any such Returns for Transfer Taxes including joining in the execution of such Returns.

Section 6.2 Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Company that are filed after the Closing Date. To the extent an indemnification obligation would otherwise arise for any Holder, Optionholder, or Warrantholder pursuant to this Agreement with respect to any Taxes due on any such Tax Return (either as a Tax liability or as a Closing Cash, Closing Non-Cash Net Working Capital or Closing Indebtedness adjustment), Parent shall prepare or cause to be prepared any such Return related to a Tax period ending on or before the Closing Date, or to any such Return related to a Straddle Period, in a manner consistent with the Company’s past practice, except as otherwise required by Law.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 General Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) Approval of Holders. The Company Holder Approval shall have been validly obtained under Delaware Law, California Law and the Constituent Documents.

(c) Litigation. There shall not be pending or threatened any Action by any Governmental Authority that would, if adversely determined, enjoin, restrain, condition, make illegal or otherwise prohibit the transactions contemplated by this Agreement or any Ancillary Agreement.

(d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated.

Section 7.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a) Representations, Warranties and Covenants. The representations and warranties of the Parent and Merger Sub contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date. The Parent and Merger Sub shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing. The Company shall have received from each of the Parent and Merger Sub a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer of each of the Parent and Merger Sub.

(b) Ancillary Agreements. The Company shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Company.

Section 7.3 Conditions to Obligations of the Parent and Merger Sub. The obligations of the Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Parent in its sole discretion:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company contained in Section 3.1, Section 3.2 and Section 3.4(a)-(c) hereof shall be true and correct in all material respects as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date, and (ii) each other representation and warranty of the Company contained in this Agreement, the Disclosure Schedule or the certificate delivered pursuant to the last sentence of this Section

7.3(a) shall be true and correct as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the circumstances causing the failure of such representations or warranties to be true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (provided that for purposes of determining whether a Material Adverse Effect exists under this Section 7.3(a) only, the references to “as of the date of this Agreement” in Sections 3.8(b), 3.9, 3.14(f), 3.17(b) and 3.19 (fourth sentence only) will be disregarded (it being understood however, that the effect of doing so will not in any way affect the application of clauses (A)-(G) in the definition of Material Adverse Effect)). The Company shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to which the Company to be performed or complied with by it prior to or at the Closing. The Parent shall have received from the Company a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b) Consents and Approvals. All authorizations, consents, orders and approvals of all Governmental Authorities set forth on Schedule 7.3(b)-1 of the Disclosure Schedules and officials and all third party consents and estoppel certificates set forth on Schedule 7.3(b)-2 of the Disclosure Schedules shall have been received and shall be satisfactory in form and substance to the Parent in its reasonable discretion.

(c) Ancillary Agreements. The Parent shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Parent or Merger Sub.

(d) Resignations. The Parent shall have received letters of resignation from the directors and officers of the Company and each of its Subsidiaries.

(e) Debt Payoff Letters. The Company shall have delivered to the Parent a payoff letter duly executed by each holder of Funded Indebtedness, each in form and substance reasonably acceptable to the Parent, in which the payee shall agree that upon payment of the amount specified in such payoff letter: (i) all outstanding obligations of the Company and its Subsidiaries (and as of the Effective Time, the Surviving Corporation) arising under or related to the applicable Funded Indebtedness shall be repaid, discharged and extinguished in full; (ii) all Encumbrances in connection therewith shall be released; (iii) the payee shall take all actions reasonably requested by the Parent to evidence and record such discharge and release as promptly as practicable; and (iv) the payee shall return to the Company and its Subsidiaries all instruments evidencing the applicable Funded Indebtedness (including all notes) and all collateral securing the applicable Funded Indebtedness (each such payoff letter, a “Debt Payoff Letter”).

(f) Third Party Expense Statements and Releases. With respect to any Transaction Expenses which will not have been paid in full prior to the Closing Date, at least two Business Days prior to the Closing Date, the Company shall submit to the Parent reasonably satisfactory documentation setting forth an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices from each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to the Company or its Subsidiaries (and as of the Effective Time, the Surviving Corporation) (the “Transaction Expenses Payoff Instructions”). Prior to the Closing, the Company shall have delivered to the Parent an invoice duly executed by each payee referred to in the Transaction Expenses Payoff Instructions in form and substance reasonably satisfactory to the Parent in which the payee shall agree that upon payment of the amounts specified in the Transaction Expenses Payoff Instructions, all obligations of the Company and its Subsidiaries (and as of the Effective Time, the Surviving Corporation) to such payee to date that constitute Transaction Expenses shall be repaid, discharged and extinguished in full.

(g) Maximum Dissenting Shares. Not more than 5% of the Shares outstanding immediately prior to the Effective Time shall be Dissenting Shares.

(h) Tax Certificate. The Company shall have delivered to the Parent a certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which certificate complies with the requirements of Section 1445 of the Code.

(i) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.

(j) Employee Arrangements. Subject to the terms and conditions of Section 5.9(c), not less than 70% of the Company’s and its Subsidiaries’ employees shall have (A) accepted an offer of employment with the Parent or its Subsidiaries and (B) executed and delivered to the Parent an Offer Letter and CIA Agreement to be effective upon consummation of the Merger. Nothing in this Agreement, whether express or implied, shall be construed to create any third-party beneficiary rights in any present or former employee, service provider, independent contractor or consultant of the Company or any such Person’s alternate payees, dependents or beneficiaries, whether in respect of continued service or resumed service, compensation, benefits or otherwise.

(k) Termination of Warrant. The Parent shall have received evidence, reasonably satisfactory to the Parent, of the termination of the Warrant, contingent upon the Closing occurring.

(l) Corporate Records. The Parent shall have received a certificate of the Secretary of the Company dated as of the Closing Date, in form and substance reasonably satisfactory to the Parent as to (i) the Constituent Documents and the Company being in good standing (including attaching the Constituent Documents and certificates of good standing dated not more than 10 Business Days prior to the Closing issued by the Secretary of State of the State of Delaware and by each state in which the Company is qualified to do business as a foreign corporation); (ii) the attached resolutions adopted by the Board of

Directors of the Company adopting this Agreement and approving the transactions contemplated hereby, including the Merger; and (iii) the incumbency and signatures of the officers of the Company executing this Agreement, the Ancillary Agreements to which the Company is a party and the other agreements, documents and instruments executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby.

(m) 280G. The Parent shall have received evidence, reasonably satisfactory to Parent, that (i) all “disqualified individuals” (as such term is defined in the Treasury Regulations promulgated under Section 280G of the Code) have waived their rights to any Potential 280G Benefits absent approval of such benefits by the requisite Holders pursuant to Section 280G of the Code and the regulations thereunder and (ii) the Holders (A) have approved by the requisite vote any Potential 280G Benefits or (B) have voted upon such Potential 280G Benefits and the requisite vote was not obtained with respect to the Potential 280G Benefits and that the “disqualified individuals” shall have forfeited any and all Potential 280G Benefits.

(n) 401(k) Plans. The Company shall have provided to the Parent satisfactory documentation, in the Parent’s reasonable discretion, evidencing the termination of any and all Employee Plans or arrangements intended to constitute a Code Section 401(k) arrangement, such termination to be effective as of the Business Day immediately preceding the Closing Date pursuant to resolutions duly adopted by the Board of Directors of the Company.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties. The representations and warranties of the Company, the Parent and Merger Sub contained in this Agreement and in the case of the Company, in the Disclosure Schedule or the certificate delivered pursuant to the last sentence of Section 7.3(a), and in the case of Parent and Merger Sub, in any disclosure schedule to Article IV or the certificate delivered pursuant to the last sentence of Section 7.2(a) shall survive the Closing until the first anniversary of the Closing Date; provided, however, that, the representations and warranties set forth in Sections 3.2 and 4.2 (relating to authority), Section 3.4(a)-(c) (relating to capitalization), Section 3.15 (relating to taxes), and Section 4.6 (relating to no other representations) (Sections 3.2, 3.4(a)-(c), 3.15, 4.2 and 4.6 are collectively referred to herein as the “Fundamental Representations”), and any such representation in the case of Fraudulent breach of such representation (as to a claim for such Fraudulent breach only), shall survive until the date that is 30 days after the expiration of the applicable statute of limitations. No party shall have any liability whatsoever with respect to any such representations and warranties unless a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim only until such claim has been finally resolved. Any claim for indemnification pursuant to Section 8.2(b)-(c) or Section 8.3(b), as applicable, must be made hereunder prior to the first anniversary of the Closing Date, in which case such claim shall survive until it has been finally resolved.

Section 8.2 Indemnification by the Holders, Optionholders and Warrantholder. The Holders, Optionholders and Warrantholder (the “Company Indemnifying Parties”), severally but not jointly (according to their respective Pro Rata Percentages), shall save, defend, indemnify and hold harmless the Parent, Merger Sub, the Surviving Corporation and their Affiliates, and the respective Representatives, successors and assigns of each of the foregoing from and against any and all losses, damages, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing to the extent such fees, costs and expenses are incurred in connection with an indemnifiable Loss) (hereinafter collectively, “Losses”), incurred, sustained or suffered by any of the foregoing as a result of or arising out of:

(a) any breach of any representation or warranty made by the Company contained in this Agreement, the Disclosure Schedule or the certificate delivered pursuant to the last sentence of Section 7.3(a);

(b) any breach of any covenant or agreement by Company contained in this Agreement;

(c) any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares; and

(d) the matter set forth on Schedule 8.2(d) of the Disclosure Schedules (on the terms and conditions set forth in such Schedule 8.2(d)).

Section 8.3 Indemnification by the Parent. The Parent shall save, defend, indemnify and hold harmless the Holders and their Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against any and all Losses incurred, sustained or suffered by any of the foregoing as a result of or arising out of:

(a) any breach of any representation or warranty made by the Parent or Merger Sub contained in this Agreement, any disclosure schedule to Article IV or the certificate delivered pursuant to the last sentence of Section 7.2(a); and

(b) any breach of any covenant or agreement by the Parent or Merger Sub contained in this Agreement.

Section 8.4 Procedures.

(a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Securityholder Representative, on behalf of the Holders, Optionholders and Warrantholder, or to the Parent, as applicable (the

“Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of written notice of the Third Party Claim and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim that is exclusively for civil monetary damages at law pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim for equitable or injunctive relief or any claim that would impose criminal liability or damages, and the Indemnified Party shall have the right to defend any such Third Party Claim. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim and, in any such case, shall (x) keep the Securityholder Representative informed of all material developments relating to such Third Party Claim and (y) promptly provide to the Securityholder Representative copies of all pleadings, notices and communications with respect to such Third Party Claim to the extent that receipt of such documents does not waive any privilege. Notwithstanding anything to the contrary in this Agreement, in the event that the defense of any Third Party Claim is conducted by the Indemnified Party in accordance with this Section 8.4(b), the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement or compromise of such Third Party Claim without the prior written consent of the Securityholder Representative (it being understood and agreed that the Securityholder Representative may withhold consent to any requested settlement if the Securityholder Representative believes in good faith that there is not any underlying basis for indemnification under Section 8.2 with respect to such settlement and absent such consent, the mere existence of such Third Party Claim shall not be deemed indicative of the existence or amount of indemnifiable Losses relating to such Third Party Claim). If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (C) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be fully indemnified hereunder.

(c) Subject to the limitations set forth herein, the indemnification required hereunder in respect of a Third Party Claim shall be made by prompt payment by the Escrow Agent (to the extent of any amounts then held in the Escrow Fund if applicable) or the Indemnifying Party (to the extent of any amounts not then held in the Escrow Fund if applicable) of the amount of actual Losses in connection therewith only to the extent such Losses have been determined to be indemnifiable Losses hereunder pursuant to the terms hereof, including that any dispute regarding such characterization has been resolved according to Section 10.10.

(d) The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(e) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII. If the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

Section 8.5 Limits on Indemnification.

(b) Notwithstanding anything to the contrary contained in this Agreement: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $2,025,000, in which case an Indemnifying Party shall be liable only for the Losses in excess of such amount; provided, that no Losses may be claimed by any Indemnified Party or may be included in calculating the aggregate Losses for the purpose of this clause (i) other than Losses in excess of $50,000, (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered from a Company Indemnifying Party arising out of or relating to the matters set forth in Section 2.13 and Section 8.2 shall be the Escrow Amount (which shall constitute the sole and exclusive remedy for such matters), and (iii) the Holders, Optionholders and Warrantholder shall not be obligated to indemnify the Parent or any other Person with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was taken into account in calculating the Net Adjustment Amount; provided, further that the foregoing clauses (i) and (ii) shall not apply to Losses arising out of or relating to the breach of any Fundamental Representation or claims based on Fraudulent breach of any representation or warranty described in Section 8.2, for which in the case of liability of any Holder, Optionholder or Warrantholder the maximum liability shall be the portion of the Gross Cash Merger Consideration and Closing Stock Merger Consideration (valuing shares of Parent Common Stock using the Average Stock Price) actually paid to such Person. No Indemnified Party may make a claim after the first anniversary of the Closing Date for indemnification under Section 8.2(a) or Section 8.3(a), as the case may be, for breach by the Indemnifying Party of a particular representation or warranty, except with respect to a claim based on a Fundamental Representation or Fraudulent breach of any representation or warranty described in Section 8.2 or Section 8.3, for which no Indemnified Party may make a claim after the expiration of the applicable statute of limitations.

(c) Following the Closing and except as provided in Section 2.13, (i) Article VIII shall constitute the sole and exclusive remedy for recovery of Losses by the Indemnified Parties entitled to indemnification pursuant to Section 8.2 (each, a “Parent Indemnified Party”) for all indemnifiable matters or other breaches under this Agreement (which means, for example, that the survival periods and liability limits set forth in this Article VIII shall control notwithstanding any statutory or common law provisions or principles to the contrary), (ii) all applicable statutes of limitations or other claims periods with respect to claims for Losses shall be shortened to the applicable claims periods and survival periods set forth herein, and (iii) the Parent Indemnified Parties irrevocably waive any and all rights they may have to make claims against any Indemnifying Party under statutory and common Law as a result of any Losses and any and all other damages incurred by the Parent Indemnified Parties with respect to this Agreement whether or not in excess of the maximum amounts permitted to be recovered pursuant to this Article VIII.

(d) Notwithstanding anything herein to the contrary, for purposes of calculating or determining the amount of Losses indemnifiable under Section 8.2: (i) there shall be deducted from any Losses an amount equal to the amount of any proceeds actually received by any Parent Indemnified Party from any third-party insurer or from any other third parties in connection with such Losses (net of any increased premiums as a result of paying such insurance claims); provided, however, that in the event any Parent Indemnified Party first recovers from the Escrow Amount or an Indemnifying Party for any Losses and

thereafter recovers for the same Losses from any third-party insurer or from any other third parties in connection with such Losses, then the amount recovered from such third party (up to the amount first recovered from the Escrow Amount or the Indemnifying Party) shall be deposited in the Escrow Fund or paid to the applicable Indemnifying Party, as applicable, by Parent; provided, further, that no Parent Indemnified Party shall have any obligation to use more than commercially reasonable efforts to claim, seek or otherwise obtain any such insurance, indemnity, contribution or reimbursement proceeds to which it may be entitled and in no event shall be required to commence any Action to claim, seek or otherwise obtain such proceeds; (ii) no Parent Indemnified Party shall be entitled to double recovery for any adjustments to consideration provided for hereunder or for any indemnifiable Losses even though such Losses, or any other adjustment, may have resulted from the breach of more than one of the representations, warranties and covenants, or any other indemnity, in this Agreement; (iii) if and solely to the extent that an amount of Losses in connection with an indemnifiable matter was already taken into account in connection with calculation of the Closing Cash, Closing Non-Cash Net Working Capital, Closing Indebtedness, Closing Transaction Expenses, the same amount of such Losses may not be recovered under this Article VIII; and (iv) costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending any applicable Third Party Claim) shall constitute indemnifiable Losses if and solely to the extent that such Third Party Claim gives rise to indemnifiable Losses.

(e) Notwithstanding anything herein to the contrary, Losses shall include only actual losses and out-of-pocket expenses incurred, and shall not include any other Losses, such as (i) punitive or special damages of any kind (except to the extent that such damages are actually awarded to a third party in connection with a Third Party Claim), (ii) incidental or consequential damages of any kind (except to the extent that such damages are actually awarded to a third party in connection with a Third Party Claim or were otherwise reasonably foreseeable under an objective standard), or (iii) reductions or diminutions in value, lost opportunities or other speculative damages.

(f) In determining whether there has been a breach of any representation, warranty or covenant, and, if applicable, the amount of any Losses in respect of such breach, any materiality or Material Adverse Effect standard or qualification contained in such representation or warranty shall be disregarded (other than in instances where the context dictates otherwise (e.g., the operation of this sentence shall not turn references to “Material Contract” to “Contract”)).

(g) Any claim for indemnification under Section 8.2, and any offer to compromise or settle such claim, must be made on a pro rata basis to all Company Indemnifying Parties (based on their respective Pro Rata Percentages).

(h) Notwithstanding anything herein to the contrary, the Company is not guaranteeing and no Holder, Optionholder, or Warrantholder shall be held liable for Parent’s use of, or inability to use, net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or any of its Subsidiaries.

Section 8.6 Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated hereby are consummated, the Parent expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to or knowledge of the Parent in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.

Section 8.7 Escrow Fund.

(a) The Parent hereby agrees that it shall seek a remedy from the Escrow Fund, to the extent of the amount then held in the Escrow Fund, with respect to any indemnification claim asserted hereunder before seeking to recover any Losses directly from the Holders, Optionholders or Warrantholder.

(b) Upon the termination of the Escrow Fund pursuant to the terms of the Escrow Agreement, the Escrow Agent shall pay any amounts remaining in the Escrow Fund to the Holders (other than holders of any Dissenting Shares), Optionholders and Warrantholder as instructed by the Securityholder Representative. Payment of such amounts to Holders, Optionholders and Warrantholder shall be made pro rata in accordance with their respective Pro Rata Percentages.

Section 8.8 Treatment of Indemnity Payments. Any indemnity payment under this Agreement shall be treated as an adjustment to the Merger Consideration for Tax purposes to the extent permitted by applicable Law.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Parent and the Company;

(b) (i) by the Company, if the Parent or Merger Sub breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 15 Business Days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Company or (ii) by the Parent, if the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 15 Business Days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Parent;

(c) by either the Company or the Parent if the Merger shall not have been consummated by December 31, 2013; provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Merger to be consummated on or prior to such date;

(d) by either the Company or the Parent in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(e) by the Parent if Written Consents sufficient to obtain the Company Holder Approval are not delivered to the Parent within 48 hours of the execution and delivery of this Agreement.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Section 3.20 relating to broker’s fees and finder’s fees, Section 5.10 relating to confidentiality, Section 5.13 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.5 relating to notices, Section 10.8 relating to third-party beneficiaries, Section 10.9 relating to governing law, Section 10.10 relating to submission to jurisdiction and this Section 9.2, and (b) that nothing herein shall relieve either party from liability for any willful breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that if the transactions contemplated hereby are consummated, Transaction Expenses shall be borne and paid as provided in this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 10.2 Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Closing Date (notwithstanding any stockholder approval); provided, however, that after approval of the transactions contemplated hereby by the Holders of the Company, no amendment shall be made which pursuant to applicable Law requires further approval by such Holders without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 10.3 Extension. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the parties. Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4 Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise or (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to the Parent, Merger Sub or the Surviving Corporation, to:

AOL Inc. 22000 AOL Way Dulles, Virginia 20166
Attention:	Deputy General Counsel
Facsimile:	(703) 265-3992

with a copy (which shall not constitute notice) to:

AOL Inc.
770 Broadway
New York, New York 10003
Attention:	Chief Financial Officer
Facsimile:	(917) 606-4773

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention:	Barbara L. Becker
Aaron B. Holmes

E-mail:	BBecker@gibsondunn.com
AHolmes@gibsondunn.com

(ii) if to the Company prior to the Effective Time, to:

Adap.tv, Inc.
1 Waters Park Drive, Suite 250
San Mateo, CA 94403
Attention:	Chief Executive Officer
Facsimile:	(650) 312-9223

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California 94041
Attention:	Ted Wang
Andrew Luh
Matt Stewart
E-mail:	twang@fenwick.com
aluh@fenwick.com
mstewart@fenwick.com

(iii) if to the Securityholder Representative, to:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, Colorado 80202
Attention: Managing Director
Facsimile: (303) 623-0294
Email: deals@shareholderrep.com

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California 94041
Attention:	Ted Wang
Andrew Luh
Matt Stewart
E-mail:	twang@fenwick.com
aluh@fenwick.com
mstewart@fenwick.com

Section 10.6 Interpretation. When a reference is made in this Agreement to a Section, Article, Annex, Exhibit or Schedule such reference shall be to a Section, Article, Annex, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Any agreement, instrument or Law defined herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, except as otherwise provided herein.

Section 10.7 Entire Agreement. This Agreement (including the Exhibits, Annexes and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.8 No Third-Party Beneficiaries. Except as provided in Section 5.14, Section 5.16 or Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 10.9 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.10 Submission to Jurisdiction. Each of the parties irrevocably agrees that any Action arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any state or federal court sitting in the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.11 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the Parent (in the case of an assignment by the Company) or the Company (in the case of an assignment by the Parent or Merger Sub), and any such assignment without such prior written consent shall be null and void; provided, however that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.13 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.16 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.17 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or ..pdf signature shall constitute an original for all purposes.

Section 10.18 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.19 No Presumption Against Drafting Party. Each of the Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AOL INC.

By:	/s/ Karen Dykstra
	Name:	Karen Dykstra
	Title:	Chief Financial Officer

CARMEL MERGER CORPORATION

By:	/s/ Karen Dykstra
	Name:	Karen Dykstra
	Title:	Vice President

ADAP.TV, INC.

By:	/s/ Amir Ashkenazi
	Name:	Amir Ashkenazi
	Title:	CEO & Founder

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholder Representative

By:	/s/ Mark B. Vogel
	Name:	Mark B. Vogel
	Title:	Managing Director

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER